Exhibit 2.1

Execution Version

MERGER AGREEMENT

DATED JULY 16, 2019

BY AND AMONG

EBIX, INC.,

EBIXCASH TRAVELS INC.

AND

YATRA ONLINE, INC.

i

EXHIBITS

Exhibit A	Plan of Merger
Exhibit B	Memorandum and Articles of Association of the Surviving Company
Exhibit C	Certificate of Designation

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	9.12
Acquired Shares	2.2(a)(vi)
Acquisition Proposal	9.12
Affiliate	9.12
Affordable Care Act	3.13(j)
Agreement	Preamble
Antitrust Laws	9.12
Articles	1.4
Assumed Warrant	2.6(c)
Benefits Continuation Period	6.6(a)
Book Entry Parent Stock	2.3(a)
Business Day	9.12
Cayman Merger Documents	1.3
Certificate	2.3(a)
Change of Board Recommendation	6.3(a)(x)
Class A Shares	9.12
Class F Exchange Ratio	9.12
Class F Exchange Shares	9.12
Class F Shares	9.12
Closing	1.2
Closing Date	1.2
Code	9.12
Companies Law	Recitals
Company	Preamble
Company Balance Sheet	9.12
Company Benefit Plans	3.13(a)
Company Board Recommendation	3.3(b)
Company Disclosure Letter	Article III
Company Equity Awards	3.2(b)
Company Intellectual Property	3.15(a)
Company Material Adverse Effect	9.12
Company Material Contract	3.14(a)
Company Memorandum and Articles of Association	3.1(c)
Company Registered Intellectual Property	3.15(c)
Company RSU	9.12
Company SEC Documents	3.6(a)
Company SEC Financial Statements	3.7(a)
Company Shares	9.12
Company Share Option	9.12
Company Share Plans	9.12
Company Shareholder Approval	3.3(a)
Company Warrant	2.6(c)
Confidentiality Agreement	9.12
Consent	3.5
Continuing Employees	6.6(a)

Term	Section
Contract	9.12
Current Insurance	6.8(b)
DGCL	9.12
DTC	2.3(b)
EBIX Closing Price	2.6(a)(i)
Effective Time	1.3
Environmental Laws	9.12
ERISA	3.13(a)
ERISA Affiliate	3.13(c)
Exchange Act	9.12
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Exchange Ratio	9.12
Excluded Share	2.2(a)(vi)
Extraordinary General Meeting	3.5
Filing	3.5
Form S-4	6.1(a)
GAAP	9.12
Governmental Entity	3.5
Hazardous Substances	9.12
IFRS	3.6(f)
Indebtedness	9.12
Indemnified Party	6.8(a)
Intellectual Property	9.12
internal controls	3.6(f)
International Trade Law	9.12
Intervening Event	9.12
IRS	3.13(a)
IT Systems	3.15(d)
Knowledge	9.12
Laws	9.12
Lease	3.16(b)
Leased Real Property	9.12
Lien	9.12
Merger	Recitals
Merger Consideration	2.1(b)
Merger Consideration Value	2.6(a)(i)
Merger Sub	Preamble
Merger Sub Bylaws	4.1(b)
Merger Sub Charter	4.1(b)
Nasdaq	9.12
Net Option Share	2.6(a)(i)
New Articles	1.4
Notice Period	6.3(d)
OFAC	3.10(b)
Order	9.12
Ordinary Course	9.12
Ordinary Shares	9.12
Outside Date	8.1(b)(i)
Parent	Preamble

v

Term	Section
Parent Balance Sheet	9.12
Parent Bylaws	4.1(b)
Parent Charter	4.1(b)
Parent Common Stock	4.2(a)
Parent Disclosure Letter	Article IV
Parent Expense Reimbursement	8.3(b)
Parent Material Adverse Effect	9.12
Parent Preferred Stock	2.1
Parent SEC Documents	4.8(a)
Parent SEC Financial Statements	4.10(a)
Parent Stock Plans	9.12
Pension Plan	3.13(c)
Per Share Merger Consideration	2.2(a)(v)
Permits	3.10(d)
Permitted Individuals	6.5(d)
Permitted Lien	9.12
Person	9.12
Personal Information	9.12
Plan of Merger	9.12
Preferred Conversion Factor	9.12
Proceeding	9.12
Proposed Changed Terms	6.3(d)
Proxy Statement/Prospectus	6.1(a)
Regulation M-A Filing	6.1(d)
Regulation S-K	3.8
Reporting Tail Endorsement	6.8(b)
Representatives	9.12
Restricted Information	6.4
Sarbanes-Oxley Act	9.12
SEC	Article III
Securities Act	9.12
Shares	2.1
shareholders	9.12
Stock Threshold	2.2(a)(v)
Subsidiary	9.12
Superior Proposal	9.12
Surviving Company	1.1(a)
Takeover Statute	3.21
Tax	9.12
Tax Return	9.12
Tax Sharing Agreement	9.12
Taxing Authority	9.12
Termination Fee	8.3(a)(i)
Top Customers	9.12
Top Suppliers	9.12
Total Issuance	2.2(a)(v)
Transaction Litigation	6.10
Treasury Shares	2.2(a)(vi)

Term	Section
WARN	9.12
Yatra India	9.12
Yatra India Share	9.12
Yatra USA	9.12
Yatra USA Class F Shares	9.12

MERGER AGREEMENT

THIS MERGER AGREEMENT, dated July 16, 2019 (this “Agreement”), is by and among Ebix, Inc., a Delaware corporation (“Parent”), EbixCash Travels Inc., a Cayman Islands exempted company limited by shares and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and Yatra Online, Inc., a Cayman Islands exempted company limited by shares (the “Company”). The Company, Parent and Merger Sub may be referred to herein as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the Companies Law (2018 Revision) of the Cayman Islands (the “Companies Law”), the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger as a direct, wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the purpose of the Merger is to effect the transfer of ownership of the Company from the shareholders of the Company to the Parent, the mechanics of which are set out in Article II, and such Merger to occur on the terms set out in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) approved and declared this Agreement, the Merger, the Plan of Merger and the other transactions contemplated hereby advisable and in the best interests of the Company, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, (iii) directed that the adoption of this Agreement and the Plan of Merger be submitted to the shareholders of the Company, and (iv) recommended the adoption of this Agreement and the Plan of Merger by the shareholders of the Company;

WHEREAS, (i) the Board of Directors of Merger Sub has unanimously approved and declared this Agreement, the Merger, the Plan of Merger and the other transactions contemplated hereby advisable and in the best interests of Merger Sub, and (ii) the Boards of Directors of both of Parent and Merger Sub have unanimously approved this Agreement, the Plan of Merger, the Merger and the other transactions contemplated hereby (including, in the case of the Board of Directors of Parent, the approval of the issuance of the shares of Parent Preferred Stock as Merger Consideration pursuant to the terms and conditions hereof) and approved the execution, delivery and performance of the Plan of Merger and this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other transactions contemplated hereby and to prescribe certain conditions to the Merger; and

WHEREAS, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER; CERTAIN RELATED MATTERS

Section 1.1                                            The Merger.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Law, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the Cayman Islands as the surviving company in the Merger (the “Surviving Company”) and become a direct, wholly-owned Subsidiary of Parent.

(b)                                 The Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Companies Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the Companies Law and other applicable Law.

Section 1.2                                            Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, and subject to the terms and conditions of this Agreement and the Plan of Merger, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central Time), on the third Business Day following the date on which each of the conditions set forth in Article VII is satisfied or, to the extent permitted by applicable Law, waived by the party entitled to waive such condition (other than those conditions that, by their nature or terms, can only be satisfied at Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions), at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee, or such other time, date or place as is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.3                                            Effective Time. At, or prior to, the Closing on the Closing Date, the parties shall consummate the Merger by filing, or causing to be filed, the Plan of Merger and the other requisite statutory documents relating to the Merger (the “Cayman Merger Documents”) with the Cayman Islands Registrar of Companies, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the Companies Law. The Merger shall become effective at the time specified in the Plan of Merger (the “Effective Time” and, for purposes of the representations, warranties and covenants contained in this Agreement, the Effective Time shall also mean the time at which the Plan of Merger is submitted to the Cayman Islands Registrar of Companies).

Section 1.4                                            Memorandum and Articles of Association. Subject to Section 6.8(c) hereof, at the Effective Time, the sixth amended and restated memorandum and articles of association (the “Articles”) of the Surviving Company shall be amended and restated in its entirety to read as set forth on Exhibit B hereto, until thereafter amended and restated in its entirety in accordance with its terms and the Companies Law (the “New Articles”).

Section 1.5                                            Board of Directors. Subject to applicable Law, the parties hereto shall take all requisite action such that the directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the directors of the Surviving Company, and shall hold such office in accordance with the New Articles until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

Section 1.6                                            Officers. Subject to applicable Law, the parties hereto shall take all requisite action such that the officers of the Company immediately prior to the Effective Time, from and after the Effective Time shall be the officers of the Surviving Company, and shall hold such office in accordance with the New Articles until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

Section 1.7                                            Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE II
EFFECT OF THE MERGER ON SHARES; MERGER CONSIDERATION

Section 2.1                                            Effect of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any Company Share, Yatra USA Class F Share or Yatra India Share (the Company Shares, Yatra USA Class F Shares and Yatra India Shares, collectively, the “Shares”), each Share shall be cancelled and converted into the right to receive a number of shares of Series Y Convertible Preferred Stock of Parent, par value $0.10 per share, as set forth in Section 2.2 (such shares, the “Parent Preferred Stock”), plus any distribution or dividend payable pursuant to Section 2.3(d) on Parent Preferred Stock. The Parent Preferred Stock shall be issued pursuant to the certificate of designation in the form set forth in Exhibit C hereto.

Section 2.2                                            Merger Consideration.

(a)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of securities of the Company or Merger Sub, the Shares, in each case, issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the following consideration:

(i)                                     Each Ordinary Share shall be automatically converted into the right to receive the Exchange Ratio of a validly issued, fully paid and non-assessable share of Parent Preferred Stock.

(ii)                                  Each Class A Share shall be automatically converted into the right to receive the Exchange Ratio of a validly issued, fully paid and non-assessable share of Parent Preferred Stock.

(iii)                               Each Class F Share shall be automatically converted into the right to receive the Class F Exchange Ratio of a validly issued, fully paid and non-assessable share of Parent Preferred Stock.

(iv)                              Each Yatra USA Class F Share shall be automatically converted into the right to receive the Exchange Ratio of a validly issued, fully paid and non-assessable share of Parent Preferred Stock.

(v)                                 Each Yatra India Share shall be automatically converted into the right to receive the fraction of a validly issued, fully paid and non-assessable share of Parent Preferred Stock as set forth next to each holder’s name on Section 2.2 of the Company Disclosure Letter ((a)(i) through (a)(v) collectively, the “Per Share Merger Consideration”).

(vi)                              Each Company Share held as treasury shares (each, a “Treasury Share”, collectively the “Treasury Shares”), each Share owned by the Company or any direct or indirect Subsidiary of the Company (each, an “Owned Company Share”, collectively the “Owned Company Shares”) and each Ordinary Share owned by the Parent (each, an “Acquired Share”, collectively the “Acquired Shares”, and together with Treasury Shares, the “Excluded Shares”) immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist, with no consideration paid in exchange therefor.

(vii)                           Each ordinary share, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive one validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the Surviving Company.

(b)                                 Collectively, (a)(i) to (vii) are known as the “Merger Consideration.”

Section 2.3                                            Exchange of Company Shares.

(a)                                 Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Shares, (i) immediately prior to the Effective Time, certificates (or at Parent’s option, evidence of non-certificated shares of Parent Preferred Stock in book-entry form (“Book Entry Parent Stock”)), constituting at least the amounts necessary for the Per Share Merger Consideration and (ii) as necessary from time to time after the Effective Time, if applicable, any cash and dividends or other distributions with respect to the shares of Parent Preferred Stock to be issued or to be paid pursuant to Section 2.3(d), in exchange for Company Shares outstanding immediately prior to the Effective Time, deliverable pursuant to this Article II (such cash, certificates for shares of Parent Preferred Stock and evidence of Book Entry Parent Stock, together with the amount of any dividends or other distributions payable pursuant to this Article II with respect thereto, in the aggregate, the “Exchange Fund”). The Exchange Agent shall invest the cash available in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.2(a) shall be promptly returned to Parent. The Exchange Agent shall also act as the agent for the shareholders of the Company, Yatra USA and/or Yatra India for the purpose of receiving and holding their share certificates in respect of the Shares (each, a “Certificate”) (if any).

(b)                                 As promptly as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each registered holder of Shares (other than Excluded Shares) entitled to receive the Merger Consideration that are not held through the Depository Trust Company (“DTC”) (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands that specifies that delivery of the Exchange Fund to the registered holders of Shares shall be effected, including customary provisions with respect to delivery of an “agent’s message” with respect to Company Shares) and (ii) instructions for use in effecting the surrender of any Certificates (if any) or uncertificated Shares and/or such other documents as may be required in exchange for the Merger Consideration and any dividends or distributions, in each case, to which the holder has the right to receive pursuant to Section 2.3(d). With respect to Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Shares (other than Excluded Shares) held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, and any dividends or distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(c)                                  Procedures for Surrender.

(i)                                     After the Effective Time, and (A) upon surrender to the Exchange Agent of, if applicable, the Certificates (if any), by the physical surrender of such Certificates (or affidavit of lost, stolen or destroyed Certificate in lieu of a Certificate, as provided in Section 2.3(h)) in accordance with the terms of the letter of transmittal and accompanying instructions (which will include a requirement for any holder of Company Shares that owns 5% or more of the total issued and outstanding Company Shares to satisfy any withholding obligations imposed by the Indian tax authority through a reduction in the Merger Consideration payable to such holder, provided that such holder may elect to instead reimburse Parent for any cash withholding obligation imposed by the Indian tax authority), (B) upon the surrender of uncertificated Shares and/or such other documents as may be required in accordance with the terms of the letter of transmittal and accompanying instructions (including the delivery of any other documents the Exchange Agent may reasonably require), or (C) upon the transfer of Shares (other than Excluded Shares) that are Shares (including Company Shares held through DTC, in which case such transfer is recognized by the delivery of an “agent’s message,” in accordance with DTC’s customary procedures and such other procedures as agreed by Parent, the Exchange Agent and DTC), the registered holder of such Shares shall be entitled to receive in exchange therefor, and Parent and the Surviving Company shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, (1) the Per Share Merger Consideration by way of issue of the number of Certificates of shares of Parent Preferred Stock or Book Entry Parent Stock representing, in the aggregate, the whole number of shares that such holder has a right to receive pursuant to Section 2.2(a)(i) and (2) any dividends or other distributions payable pursuant to Section 2.3(d), if applicable.

(ii)                                  In the event of a transfer of ownership of Shares that are not registered in the register of shareholders of the Company, the Exchange Agent may make payment of the proper amount of Merger Consideration to such transferee if (A) in the case of Shares, written instructions authorizing the transfer of the Shares are presented to the Exchange Agent, (B) in the case of Certificates (if any), the Certificates (if any) formerly representing such Shares are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Certificates (if any), in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any shares of Parent Preferred Stock are to be delivered to a Person other than the Person in whose name the Ordinary Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of shares of Parent Preferred Stock to a Person other than the registered holder of any Shares, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

(iii)                               No interest shall be paid or accrue on any cash payable upon conversion (as applicable) or surrender of any Shares. Any Certificate (if any) that has been surrendered shall be cancelled by the Exchange Agent.

(d)                                 Distributions with Respect to Unexchanged Shares. All shares of Parent Preferred Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by Parent in respect of shares of Parent Preferred Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Merger Consideration issuable pursuant to this Agreement. No dividends or other distributions in respect of the shares of Parent Preferred Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate or uncertificated Share is transferred for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (if any) (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificate as provided in Section 2.3(h)) or transfer of such Share that has been converted into the right to receive the Merger Consideration, there shall be issued and/or paid to the holder of the certificates representing shares of Parent Preferred Stock (or as applicable, Book Entry Parent Stock) issued in exchange therefor, without interest, (i) at the time of such surrender or transfer, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Preferred Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Preferred Stock with a record date after the Effective Time but with a payment date subsequent to surrender or transfer, as applicable.

(e)                                  Transfers. From and after the Effective Time, there shall be no share transfers in relation to the Company of Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share is presented to the Surviving Company, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the aggregate Merger Consideration (and to the extent applicable, any dividends or other distributions pursuant to Section 2.3(d)) to which the holder thereof is entitled pursuant to this Article II.

(f)                                   [intentionally left blank]

(g)                                  Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of Parent Preferred Stock) that remains unclaimed by the shareholders of the Company for one year after the Effective Time shall be delivered to Parent upon demand. Any holder of Shares (other than Excluded Shares) who has theretofore not complied with this Article II shall thereafter look only to Parent for delivery of any Merger Consideration, payable and/or issuable pursuant to Section 2.2 upon due surrender of, if applicable, their Certificates (if any) (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificates as provided in Section 2.3(h)) or transfer of Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any portion of the Exchange Fund which remains undistributed to the holders of Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person (including their successors, assigns or personal representatives) previously entitled thereto.

(h)                                 Lost, Stolen or Destroyed Certificates. Where applicable, in the event any Certificate (if any) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against Parent, the Exchange Agent or any of Parent’s Subsidiaries with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration, and (to the extent applicable) any unpaid dividends or other distributions pursuant to Section 2.3(d), that would have been payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

Section 2.4                                            Dissenters’ Rights. In accordance with Section 239 of the Companies Law, as the Merger Consideration comprises the right to receive shares of the Parent, there shall be no dissenters’ rights available to shareholders of the Company with respect to the Merger.

Section 2.5                                            Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, share split (including a share consolidation), recapitalization, split-up, combination, subdivision, exchange of shares, readjustment, or other similar transaction, or a share capitalization thereon shall be declared with a record date within said period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company or Parent to take any of the foregoing actions with respect to its securities to the extent otherwise prohibited by the terms of this Agreement.

Section 2.6                                            Treatment of Company Equity Awards.

(a)                                 Company Share Options. Conditional on completion of the Merger:

(i)                                     Each Company Share Option shall be cancelled and converted as of immediately prior to the Effective Time into the right to receive in respect of each Net Option Share, if any, subject to such Company Share Option, the Merger Consideration that would be received for one Ordinary Share. For purposes of this Agreement, “Net Option Share” means, with respect to a Company Share Option, the quotient obtained by dividing (i) the product obtained by multiplying (A) the excess, if any, of the Merger Consideration Value over the exercise price per Company Share subject to such Company Share Option immediately prior to the Effective Time by (B) the number of Company Shares subject to such Company Share Option immediately prior to the Effective Time by (ii) the Merger Consideration Value. For purposes of the preceding sentence, the “Merger Consideration Value” means the product of (x) the Common Exchange Ratio and (y) the EBIX Closing Price. For clarity, each Company Share Option that has an exercise price per Company Share subject to such Company Share Option that is equal to or greater than the Merger Consideration Value shall terminate and be cancelled as of the Effective Time for no consideration. “EBIX Closing Price” means $59.

(b)                                 Company RSUs. Conditional on completion of the Merger:

(i)                                     Each Company RSU shall be cancelled and converted as of immediately prior to the Effective Time into the right to receive the Merger Consideration due an Ordinary Share.

(c)                                  Company Warrants. Each warrant to purchase Ordinary Shares that is outstanding immediately prior to the Effective Time (the “Company Warrant”) shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and become, as of the Effective Time, an option (an “Assumed Warrant”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Company Warrant immediately prior to the Effective Time, shares of Parent Preferred Stock, except that (A) the number of shares of Parent Preferred Stock, subject to such Assumed Warrant shall equal the product of (x) the number of Ordinary Shares that were subject to such Company Warrant immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, and (B) the per-share exercise price shall equal the quotient of (1) the exercise price per Ordinary Share at which such Company Warrant was exercisable immediately prior to the Effective Time, divided by (2) the Exchange Ratio.

(d)                                 Board Actions. Prior to the Effective Time, the Board of Directors of the Company (and/or the Compensation Committee, or other applicable committee, of the Board of Directors of the Company) and the Board of Directors of Parent (and/or the Compensation Committee, or other applicable committee, of the Board of Directors of Parent) shall adopt such resolutions and enter into such agreements as are necessary to give effect to the transactions contemplated by this Section 2.6.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 9.11, the Company represents and warrants to Parent as set forth in the statements contained in this Article III, except as (x) other than with respect to representations and warranties in Section 3.1 (Corporate Organization), Section 3.2(a) (Capitalization), Section 3.3 (Corporate Authorization), Section 3.21 (Takeover Statutes), Section 3.24 (Indebtedness) and Section 3.25 (Net Working Capital), (y) disclosed in the Company SEC Documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) on or after April 1, 2018 and prior to the date of this Agreement or (z) set forth in the disclosure letter delivered by the Company to Parent at or before the delivery of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III, as set forth in Section 9.11.

Section 3.1                                            Corporate Organization.

(a)                                 Each of the Company and its Subsidiaries is a corporation or other entity validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company’s Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and the Company’s Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)                                 Section 3.1(b) of the Company Disclosure Letter sets forth a true, complete and correct list, including jurisdiction of organization or incorporation, of all of the Subsidiaries of the Company.

(c)                                  The copies of (i) the Sixth Amended and Restated Memorandum and Articles of Association of the Company (the “Company Memorandum and Articles of Association”) and (ii) the certificates of incorporation, bylaws or equivalent organization or governing documents of the Company’s “significant subsidiaries” (as defined in Regulation S-X under the Securities Act) made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.2                                            Capitalization.

(a)                                 The authorized share capital of the Company is $52,315.94 divided into 500,000,000 Ordinary Shares, 10,000,000 Class A Non-Voting Shares, 3,159,375 Class F Shares and 10,000,000 Preference Shares, in each case having a par value of $0.0001 per share. As of July 16, 2019, (i) 40,065,285 Ordinary Shares were issued and outstanding (not including shares held in treasury), (ii) 2,392,168 Class A Non-Voting Shares were issued and outstanding, (iii) 3,159,375 Class F Shares were issued and outstanding, (iv) no Class F Exchange Shares were issued and outstanding; (v) 18,892 Ordinary Shares were held in treasury, (vi) 921,576 Company RSUs were issued and outstanding, (vii) 955,653 Ordinary Shares were issuable upon the exercise of outstanding Company Share Options, (viii) 17,537,958 Ordinary Shares were subject to outstanding Company Warrants, (ix) 3,159,375 Ordinary Shares were issuable upon exchange of the Yatra USA Class F Shares and (x) 742,402 Ordinary Shares were issuable upon exchange of the Yatra India Shares. As of the close of business on July 16, 2019, (x) 3,159,375 Yatra USA Class F Shares were issued and outstanding and (y) 152,484 Yatra India Shares were owned by Persons other than the Company and its Subsidiaries. As of the date hereof, an aggregate of 7,672,399 Ordinary Shares were reserved and available for issuance pursuant to the Company Share Plans.

(b)                                 Except as set forth above in Section 3.2(a) or in Section 3.2(b) of the Company Disclosure Letter, or as expressly permitted by Section 5.2(d) after the date of this Agreement, as of the date of this Agreement, and as of the Effective Time there are no and there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company or any of its Subsidiaries to make any payment based on or resulting from the value or price of Company Shares or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except as set forth in Section 3.2(b) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares or the capital stock of any of its Subsidiaries. Section 3.2(b) of the Company Disclosure Letter contains a true, complete and correct list of Company Share Options, Company RSUs and all other awards issued under the Company Share Plans outstanding as of the date of this Agreement (the “Company Equity Awards”), including with respect to each such Company Equity Award, the holder, date of grant, term, number of Company Shares subject to such award and, where applicable, exercise price and vesting schedule, including whether the award provides for accelerated vesting upon the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger, and the amount of any accrued but unpaid dividend equivalent rights relating to such Company Equity Award. All outstanding Company Shares have been, and all Company Shares that may be issued upon the settlement or exercise (as applicable) of Company Share Options and Company RSUs will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and will be fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

(c)                                  The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of all Liens, and all of such shares and equity interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights in favor of any Person other than the Company or a direct or indirect wholly-owned Subsidiary of the Company. No Subsidiary of the Company owns any Company Shares.

Section 3.3                                            Corporate Authorization.

(a)                                 The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to the adoption of this Agreement by the affirmative vote by a special resolution (which requires the affirmative vote of a majority of at least two-thirds of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given as a matter of Cayman Islands law) at an extraordinary general meeting of the Company (the “Company Shareholder Approval”) and the filing of the Cayman Merger Documents with the Cayman Islands Registrar of Companies in accordance with the Companies Law, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Company Shareholder Approval and the filing of the Cayman Merger Documents with the Cayman Islands Registrar of Companies in accordance with the Companies Law.

(b)                                 The Board of Directors of the Company, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) approving the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iv) directing that the adoption of this Agreement be submitted to the holders of Company Shares for consideration and (v) recommending the consummation of the Merger and the adoption of this Agreement by the holders of Company Shares (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(c)                                  This Agreement has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d)                                 Each Company Share Option (i) was granted in compliance in all material respects with all applicable Laws and the terms and conditions of the Company Share Plan pursuant to which it was issued, and (ii) qualifies for the Tax and accounting treatment afforded to such Company Share Option in the Company’s Tax Returns.

Section 3.4                                            No Conflicts. Subject to Section 3.5, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the Company Memorandum and Articles of Association or any of the similar organizational documents of any of its Subsidiaries or (b) assuming that the authorizations, Consents and approvals referred to in Section 3.5 and the Company Shareholder Approval are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws, Orders or Permits applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5                                            Governmental Approvals. No consent, approval, waiver, license, permit, franchise, authorization or Order (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority, domestic or foreign (each a “Governmental Entity”), is required to be made in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, other than (i) the filing with the SEC of a Proxy Statement/Prospectus relating to the Extraordinary General Meeting and such reports under the Exchange Act and under the Companies Law, as may be required in connection with this Agreement, (ii) the filing of the Cayman Merger Documents with the Cayman Islands Registrar of Companies in accordance with the Companies Law, (iii) compliance with the applicable requirements of Antitrust Laws as are set forth in Section 3.5 of the Company Disclosure Letter, (iv) compliance with the Securities Act and the Exchange Act (and the applicable rules and regulations promulgated thereunder), the applicable rules and regulations of Nasdaq and any other federal or state securities laws, or (v) such other Consents or Filings the failure of which to obtain or make prior to the Closing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6                                            Company SEC Filings and Sarbanes-Oxley Act.

(a)                                 The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed with or furnished to the SEC by the Company since March 31, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the date hereof, the “Company SEC Documents”), except as would not reasonably be expected to be material to the Company. No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b)                                 As of its filing date (or as of the date of any amendment, as applicable), each Company SEC Document filed prior to the date hereof complied, and each Company SEC Document filed subsequent to the date hereof will comply, in all material respects, with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c)                                  As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed prior to the date hereof did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)                                 Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and, to the Knowledge of the Company, each of its executive officers and directors is and since March 31, 2018, subject to any applicable grace periods, has been in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)                                  The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)                                   The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). The Company’s internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with the International Financial Reporting Standards (“IFRS”). The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee of the Board of Directors of the Company since March 31, 2018.

(g)                                  Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were true and complete on the date such certifications were made.

Section 3.7                                            Financial Statements.

(a)                                 The consolidated financial statements (including all related notes and schedules thereto) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements fairly present, or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, shareholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material in amount or effect and to the absence of information or notes not required by IFRS to be included in interim financial statements), all in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b)           From April 1, 2018 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Entity indicating that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity.

Section 3.8               No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for on the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the Ordinary Course since March 31, 2018, (c) liabilities arising in connection with the transactions contemplated hereby, and (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

Section 3.9               Absence of Certain Changes or Events. From April 1, 2018 to the date of this Agreement, except for transactions, liabilities or obligations incurred in connection with, or expressly contemplated by, this Agreement, the Merger and the other transactions contemplated hereby, (a) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course in all material respects (b) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that would, if occurring after the date of this Agreement, constitute a material breach of Section 5.1.

Section 3.10            Compliance with Laws; Permits.

(a)           Other than those violations or allegations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, following March 31, 2017, the Company and its Subsidiaries have not violated and are not in violation of any Laws or Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them.

(b)           None of the Company or any of its Subsidiaries or any of their respective directors or officers or, to the Knowledge of the Company, employees, consultants, sales representatives, distributors or agents, in each case in such capacity and on behalf of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) violated, directly or indirectly, any applicable money laundering or anti-terrorism Law or directly or indirectly lent, contributed or otherwise made available any funds to any Person for the purpose of financing the activities of any Person currently targeted by any U.S. sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or (iii) violated, directly or indirectly, any International Trade Law, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company, its Subsidiaries and each of their respective directors and officers, employees, consultants, sales representatives, distributors, agents and business partners, in each case in such capacity and on behalf of the Company, have complied at all times, and are in compliance, with all applicable U.S. and non-U.S. anti-corruption and anti-bribery Laws with respect to the Company and its Subsidiaries, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), except in each case as would not be material to the Company. In this regard, the Company, its Subsidiaries and each of their respective directors and officers, and, to the Knowledge of the Company, employees, consultants, sales representatives, distributors, agents and business partners, in each case in such capacity and on behalf of the Company, have not given, offered, agreed or promised to give, or authorized the giving, directly or indirectly, of any money or other thing of value to any Person as an inducement or reward for favorable action or forbearance from action or the exercise of influence, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since March 31, 2017 (i) the Company and each of its Subsidiaries has been in compliance with and is in compliance with all applicable Laws and Contracts regarding the collection, use, storage, transfer or disposal of Personal Information, (ii) no Person has commenced any Proceeding relating to the Company or its Subsidiaries’ information privacy or data security practices, including with respect to the collection, use, transfer, storage or disposal of Personal Information maintained by or on behalf of the Company or its Subsidiaries or, to the Knowledge of the Company, threatened to take any such Proceeding, or made any complaint, investigation or inquiry relating to such practices and (iii) the Company has established and implemented policies, programs and procedures that are commercially reasonable to protect the confidentiality, integrity and security of Personal Information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, after March 31, 2017, neither the Company nor any of its Subsidiaries has experienced any material loss or damage or unauthorized access, disclosure, use or breach of security of any Personal Information in the Company’s or any of its Subsidiaries’ possession, custody or control. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company or any of its Subsidiaries, nor any director or officer, or to the Knowledge of the Company, any manager, agent, or employee or any other Person, in each case in such capacity and on behalf of any of the Company or any of its Subsidiaries, (i) is, or after March 31, 2017 has been, engaged in any cartel and/or abuse of dominance activities, including agreements or arrangements with one or more competitors to fix prices of any products or services, control or rig bids to be submitted to any customers or allocate any customers or markets to itself or to competitors, or (ii) is otherwise failing or has, after March 31, 2017 otherwise failed, to comply with any Antitrust Laws.

(d)           The Company and each of its Subsidiaries have and are in compliance with all governmental licenses, permits, certificates, approvals and authorizations of a Governmental Entity (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, in each case, except where the failure to have, maintain or be in compliance with such Permit has not had and would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.

Section 3.11            Litigation. There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Entity, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There is no Order outstanding or threatened against the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, enjoin, alter or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 3.12            Taxes.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true and complete.

(ii)           The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable other than any payment that is being contested in good faith pursuant to appropriate procedures and for which an adequate reserve in accordance with IFRS has been established. Where payment for any Taxes is not yet due, the Company and each of its Subsidiaries has established an adequate accrual in accordance with IFRS.

(iii)          No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(iv)          There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing, against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax.

(v)           There are no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any Taxing Authority in respect of any material Tax matters with respect to the Company or any of its Subsidiaries which are still in effect as of the date hereof.

(vi)          Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

(vii)         Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(viii)        Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(b)           After reasonable inquiry and investigation, the Company has no actual knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.13            Employee Benefit Plans and Related Matters; ERISA.

(a)           Section 3.13(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list of Company Benefit Plans, including all Company Benefit Plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). With respect to each material Company Benefit Plan, the Company has made available to Parent prior to the date hereof a true, correct and complete copy of such written Company Benefit Plan or a written description of any unwritten Company Benefit Plan and, to the extent applicable, (i) all material trust agreements, insurance contracts or other funding arrangements, (ii) the two (2) most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the two (2) most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion letter upon which the Company is entitled to rely), (v) all current summary plan descriptions, and summaries of material modification thereto, (vi) all non-routine correspondence relating to any Company Benefit Plan between the Company, any of its Subsidiaries or their representatives and any Governmental Entity regarding any matter that remains unresolved as of the date of this Agreement, and (vii) any other documents, forms or other instruments relating to any Company Benefit Plan reasonably requested by Parent. “Company Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any bonus, deferred compensation, share bonus, share purchase, restricted share, share option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer, shareholder, independent contractor, consultant or employee of the Company or any of its Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any of its Subsidiaries would incur any direct or indirect liability (including by reason of being an ERISA Affiliate with any Person).

(b)           Each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, in all material respects. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any material liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Benefit Plan for any period for which such Company Benefit Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of such qualification.

(c)           No liability under Title IV, Section 412 or 436 of the Code or Section 302 or 303 of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring any such liability (exclusive of the liability to pay insurance premiums to the Pension Benefit Guaranty Corporation under Title IV of ERISA), in each instance. No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the

30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred in the preceding six (6) years with respect to any Company Benefit Plan or will be required to be filed in connection with the transactions contemplated by this Agreement. No Company Benefit Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code). Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (each, a “Pension Plan”) or to any single-employer plan of an ERISA Affiliate pursuant to Section 436 of the Code. Under each Pension Plan which is a single-employer plan, there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan since the valuation date used for the most recent actuarial valuation report delivered or made available to Parent prior to the date hereof. As used in this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries within the meaning of Section 4001(b)(1) of ERISA or which together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(t) of the Code.

(d)           There are no pending, or to the Knowledge of the Company, threatened Proceedings with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits).

(e)           No Company Benefit Plan is (i) a plan subject to Title IV of ERISA, Section 412 or 436 of the Code or Section 302 or 303 of ERISA, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code, a “multiple employer welfare benefit arrangement” within the meaning of Section 3(40) of ERISA or is a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. None of the Company, its Subsidiaries or any ERISA Affiliate has at any time during the last six (6) years contributed to or been obligated to contribute to any such type of plan.

(f)            Except as set forth on Section 3.13(f) of the Company Disclosure Letter, and except as provided in this Agreement or as required by applicable Law, the consummation of the Merger and the other transactions contemplated hereby will not (i) entitle any current or former director, officer or employee of the Company or of any of its Subsidiaries to severance pay or any similar payment under any Company Benefit Plan, or (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee under any Company Benefit Plan.

(g)           With respect to each group health plan benefiting any current or former employee of the Company or any ERISA Affiliate that is subject to Section 4980B of the Code, the Company and all ERISA Affiliates have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h)           Neither the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any other Person, has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject the Company, any of the Subsidiary of the Company, or the Parent to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Laws, including Section 4980H of the Code.

(i)            Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in all material respects in compliance with Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or to the Company’s Knowledge is reasonably expected to be incurred by a participant in any such Company Benefit Plan.

(j)            Each Company Benefit Plan that is also a “group health plan” for purposes of the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) (collectively, the “Affordable Care Act”) is in compliance in all material respects with the applicable terms of the Affordable Care Act. The Company, its Subsidiaries and any ERISA Affiliate offer minimum essential health coverage, satisfying affordability and minimum value requirements, to their full-time employees sufficient to prevent liability for assessable payments under Section 4980H of the Code.

(k)           All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Company Benefit Plan prior to the Effective Time will have been paid, made or accrued on or before the Effective Time, in accordance with applicable Law.

(l)            No Company Benefit Plan or any other written or oral arrangement promises or provides death, medical or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law.

(m)          Neither the Company nor any of its Subsidiaries have agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries other than the Company Benefit Plans, or to make any amendments to any of the Company Benefit Plans.

(n)           The Company and each of its Subsidiaries have reserved all rights necessary to amend or terminate each of the Company Benefit Plans without the consent of any other Person.

(o)           Except as set forth on Section 3.13(o) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement, Company Shareholder Approval or other approval of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(p)           Except as set forth in Section 3.13(p) of the Company Disclosure Letter, neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement, make-whole or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

Section 3.14            Material Contracts.

(a)           Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each Contract to which the Company or any of its Subsidiaries is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:

(i)            a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)           a Contract pursuant to which the Company or any of its Subsidiaries (A) has purchased or sold during the twelve (12) months prior to the date of this Agreement goods or services that involved payments by or to the Company and its Subsidiaries in excess of $500,000 during such period, in each case other than purchase orders entered into in the Ordinary Course, or (B) would reasonably be expected to (x) make or receive annual payments of more than $500,000 or (y) make or receive aggregate payments of more than $1,000,000;

(iii)          a Contract that is a license, royalty, covenant not to sue or similar Contract with respect to Intellectual Property (other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries);

(iv)          a joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company in which the Company owns, directly or indirectly, any voting or economic interest of 10% or more, or any interest valued at more than $500,000, without regard to percentage voting or economic interest, other than any such Contract solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(v)           a mortgage, indenture, guarantee, loan, or credit agreement, security agreement, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case with an outstanding principal balance as of the date of this Agreement in excess of $500,000, other than (A) accounts receivable and accounts payable in the Ordinary Course and (B) intercompany loans owed by the Company or any direct or indirect wholly-owned Subsidiary of the Company to any other direct or indirect wholly-owned Subsidiary of the Company, or by any direct or indirect wholly-owned Subsidiary to the Company;

(vi)          a Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory in the Ordinary Course) or business or shares or capital stock or other equity interests of any Person (in each case, whether by merger, sale shares or of stock, sale of assets or otherwise), pursuant to which the Company or any of its Subsidiaries has any liability, including any potential indemnity or earn-out or other deferred or contingent payment obligations that remain outstanding;

(vii)         a Contract containing a covenant that materially limits the right of the Company or any of its Subsidiaries (or after the Effective Time, Parent or its Affiliates) to engage or compete in any line of business, solicit or hire any Person, or purchase, sell, supply or distribute any product or service, or that otherwise has the effect of restricting the Company or any of its Subsidiaries (or after the Effective Time, Parent or its Affiliates) from the development, manufacture, marketing or distribution of products or services in any geographic area;

(viii)        a Contract that grants any exclusivity rights or “most favored nation” status (including any that, after the Effective Time, would bind Parent or its Affiliates);

(ix)          a Contract with the Top Customers or Top Suppliers;

(x)           a Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company or its Subsidiaries (or after the Effective Time, Parent or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

(xi)          a Contract containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or its Affiliates;

(xii)         a Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would reasonably likely be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $250,000;

(xiii)        a Contract between the Company or any of its Subsidiaries and any director or officer of the Company, any Person holding more than 5% of the capital stock of the Company, or their immediately family members; or

(xiv)        a Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

Each Contract of the type described in this Section 3.14(a) whether or not set forth in Section 3.14(a) of the Company Disclosure Letter and whether or not entered into on or prior to the date of this Agreement, is referred to herein as a “Company Material Contract.”

(b)           A true, complete and correct copy of each Company Material Contract has been made available to Parent prior to the date hereof. Each Company Material Contract is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto. To the Knowledge of the Company, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

Section 3.15            Intellectual Property.

(a)           Except as would not have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted (“Company Intellectual Property”). The Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries is free of Liens other than Permitted Liens. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries’ rights in the Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries are valid, subsisting and enforceable.

(b)           Except as set forth on Section 3.15(b) of the Company Disclosure Letter and except as would not have a Company Material Adverse Effect, (i) as of the date of this Agreement, the conduct of the business as currently conducted by the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property and, as of the date of this Agreement, there is no such claim pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries; (ii) as of the date of this Agreement, no Person is infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries and, as of the date of this Agreement, no such claims are pending or threatened against any Person by the Company or its Subsidiaries; and (iii) there is no Proceeding or to the Knowledge of the Company, investigation, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (A) based upon, or challenging, or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Intellectual Property, or (B) alleging that the Company Intellectual Property is invalid or unenforceable.

(c)           The Intellectual Property that is registered, or is the subject of a pending application for registration, with any Governmental Entity or other Person by or on behalf of the Company or any of its Subsidiaries and material to the operation of the business of the Company or any of its Subsidiaries as currently conducted are referred to collectively as the “Company Registered Intellectual Property.” No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned, except (i) in accordance with the expiration of the term of such rights, or (ii) intentional cancellations and abandonments in the Ordinary Course of business.

(d)           Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of the trade secrets of the Company and its Subsidiaries, and the Company and its Subsidiaries are not in breach of and have not breached any obligations or undertakings of confidentiality which they owe or have owed to any third party. Except as would not have a Company Material Adverse Effect, (i) the information technology software, hardware, equipment or other systems used of held for use in connection with the business of the Company and its Subsidiaries as currently conducted (“IT Systems”) are reasonably sufficient for the immediate and anticipated needs of the Company and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner and the Company and its Subsidiaries are in compliance with all Contracts for the IT Systems; and (ii) the Company and its Subsidiaries have taken commercially reasonable actions, consistent with industry standards, to protect the confidentiality, integrity and security of the material IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.

(e)           Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries (i) have not engaged in any unfair competition or trade practices and have not engaged in any false, deceptive, unfair, or misleading advertising or promotional practices under the Laws of any jurisdiction in which they operate or market any of their products and services; and (ii) have not received any notifications or been subject to any investigation from any Governmental Entity or any advocacy or monitoring group regarding their marketing, advertising or promotional practices, or their processing, collection or use of Personal Information or consumer information.

(f)            Except as would not have a Company Material Adverse Effect, the consummation of the transactions contemplated hereby will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of the Company’s and its Subsidiaries’ rights to own, use, or hold for use any Company Intellectual Property as currently owned, used, or held for use in the conduct of their business.

Section 3.16            Properties.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           Section 3.16(b) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all material leases, subleases or other occupancy arrangements pursuant to which the Company or any of its Subsidiaries is a party or has a right to use the real property owned by another Person (each, a “Lease”), including the address or location and use of the subject Leased Real Property. Each Lease for the Leased Real Property is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries is in material breach of or material default under any Lease with respect to Leased Real Property, and, to the Knowledge of the Company, no other party is in material breach of or material default under any lease with respect to Leased Real Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           The ownership, occupancy, use and operation of the Leased Real Property does not violate any instrument of record or Contract affecting such property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened (i) appropriation, condemnation, eminent domain or like Proceedings relating to the Leased Real Property or (ii) Proceedings to change the zoning classification, variance, special use or other applicable land use Law of any portion or all of the Leased Real Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           All material tangible assets (including Leased Real Property) of the Company and its Subsidiaries are, in the aggregate (and with due consideration for reasonable wear and tear and the age of each specific tangible asset), in sufficient operating condition and repair, except as has not had and would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect. At the Effective Time, the Company and its Subsidiaries will own, or have a valid legal right to use, sufficient property, assets and other rights (whether tangible or intangible) to be able to operate and conduct the businesses and the operations of the Company and its Subsidiaries in substantially the same manner as conducted as of the date of this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17            Environmental Matters.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since March 31, 2018, in compliance with all applicable Environmental Laws, including possessing and complying with all Permits required for their respective ownership and operations under applicable Environmental Laws.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under or pursuant to any Environmental Law, (ii) neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that they have been or are in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and (iii) neither the Company nor any

Subsidiary is a party or subject to any administrative or judicial Order pursuant to any Environmental Law.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) with respect to any real property that is currently or, to the Knowledge of the Company, was formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no releases, spills or discharges of Hazardous Substances on or underneath any of such real property in a manner that requires reporting, investigation, assessment, cleanup, removal, remediation or other responsive action or would otherwise give rise to any material liability or obligation on the part of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries is subject to any material liability for any Hazardous Substance disposal or contamination on any third party property.

(d)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any material liability, cost or restriction on, or Proceeding related to, the ownership, use, or transfer of any property pursuant to any Environmental Law.

(e)           The Company has delivered to Parent true, complete and correct copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession or control relating to the Company or its Subsidiaries or their respective current and former properties or operations.

Section 3.18            Insurance. The Company has made available to Parent prior to the date hereof copies of all material insurance policies relating to the business, employees, officers, directors, assets or operations of the Company or any of its Subsidiaries in effect, and in the Company’s possession, as of the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (a) all of the insurance policies of the Company relating to the business, employees, officers, directors, assets or operations of the Company are in full force and effect and all premiums thereon have been timely paid or, if not yet due, accrued, (b) there is no material claim pending under the Company’s or any of its Subsidiaries’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (c) the Company and its Subsidiaries are in material compliance with the terms of such policies, (d) the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies and (e) the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company’s material insurance policies (i) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts and (ii) will not terminate or lapse by their terms by reason of the consummation of the transactions contemplated hereby. Section 3.18 of the Company Disclosure Letter sets forth the amount per annum the Company paid in its last full fiscal year ending prior to the date of this Agreement for the Company’s existing directors’ and officers’ insurance policies.

Section 3.19            Labor and Employment Matters.

(a)           Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union Contract or other agreement or understanding with a labor union, works council or other labor organization. Since March 31, 2018, (a) the Company and its Subsidiaries are and

have been in material compliance with all applicable Laws relating to employment and employment practices, labor, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits and wages and hours, and (b) neither the Company nor its Subsidiaries are or have been the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor, to the Knowledge of the Company, has any such Proceeding been threatened. To the Knowledge of the Company, since March 31, 2018, there have not been any union organizing, representation or similar proceedings, or, the threat of any strikes, work slowdowns or similar organized actions, in each case by or with respect to employees of the Company or any of its Subsidiaries. There is no, and since March 31, 2018 there has not been, any work stoppage, labor strike or lockout by the employees of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(b)           The representations and warranties set forth in this Section 3.19 shall constitute the only representations and warranties of the Company with respect to employment and labor matters.

Section 3.20            Affiliate Transactions. As of the date of this Agreement, there are no transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and its Affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be and have been disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.21            Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.15 (No Ownership of Company Shares), no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”), is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.22            Brokers and Finders’ Fees. Except for Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.23            Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Common Exchange Ratio provided for with respect to Ordinary Shares pursuant to this Agreement is fair, from a financial point of view, to holders of Ordinary Shares.

Section 3.24            Indebtedness. As of July 16, 2019, the Company has no outstanding Indebtedness other than as reflected on the net working capital schedule set forth on Section 3.25 of the Company Disclosure Letter, and such outstanding Indebtedness is listed on Section 3.24 of the Company Disclosure Letter.

Section 3.25            Net Working Capital. The net working capital schedule set forth on Section 3.25 of the Company Disclosure Letter was prepared by the Company based on unaudited books and records of the Company and fairly presents the net working capital of the Company as of May 31, 2019.

Section 3.26            No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in Article IV, the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub is making or has made, and the Company hereby agrees it is not relying upon, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or with respect to any other information provided or made available to the Company or its Representatives in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 9.11, Parent represents and warrants to Company as set forth in the statements contained in this Article IV, except as (x) other than with respect to representations and warranties in Section 4.1 (Corporate Organization), Section 4.2(a) Capitalization, Section 4.3 (Corporate Authorization) and Section 4.14 (Brokers and Finders’ Fees), (y) disclosed in the Parent SEC Documents filed with or furnished to the SEC on or after April 1, 2018 and prior to the date of this Agreement or (z) set forth in the disclosure letter delivered by Parent to the Company at or before the delivery of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section of the Parent Disclosure Letter shall be deemed to qualify other sections in this Article IV as set forth in Section 9.11.

Section 4.1               Corporate Organization.

(a)           Each of Parent and Merger Sub is a corporation or company validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Parent’s Subsidiaries and Merger Sub is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, authorized or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           The copies of the Certificate of Incorporation of Parent, as amended (the “Parent Charter”) and the Amended and Restated Bylaws of Parent (the “Parent Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The copies of the certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and the memorandum and articles of association of Merger Sub (the “Merger Sub Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2               Capitalization.

(a)           The authorized capital stock of Parent consists of 220,000,000 shares of common stock, par value $0.10 per share (the “Parent Common Stock”) and 500,000 shares of preferred, par value $0.10 per share. As of the close of business on July 16, 2019, (i) 30,530,743 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury, (iii) 118,572 restricted shares of Parent Common Stock were issued and outstanding, (iv) no shares of Parent Preferred Stock were issued and outstanding, (v) 5,953,975 stock appreciation rights with respect to Parent Common Stock were issued and outstanding, and (vi) 192,000 shares of Parent Common Stock were issuable upon the exercise of outstanding options to purchase Parent Common Stock. As of the close of business on July 16, 2019, an aggregate of 5,190,425 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans.

(b)           Except as set forth above in Section 4.2(a) or in Section 4.2(b) of the Parent Disclosure Letter, or as expressly permitted by Section 5.4(g) after the date of this Agreement, as of the date of this Agreement and as of the Effective Time, there are no and there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries is bound, obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating Parent or any of its Subsidiaries to make any payment based on or resulting from the value or price of Parent Preferred Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, except as set forth in Section 4.2(b) of the Parent Disclosure Letter and except for acquisitions, or deemed acquisitions, of Parent Preferred Stock or other equity securities of Parent in connection with (i) the payment of the exercise price of options to purchase Parent Preferred Stock or other equity securities of Parent (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise options to purchase Parent Preferred Stock and vesting of restricted shares of Parent Preferred Stock or other equity securities of Parent, and (iii) forfeitures of options to purchase Parent Preferred Stock or other equity securities of Parent or restricted shares of Parent Preferred Stock or Parent Common Stock. There are no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. All outstanding shares of Parent Preferred Stock are, and shares of Parent Preferred Stock to be issued or reserved for issuance in connection with the Merger, when issued in accordance with the terms hereof, will be, duly authorized and validly issued, fully paid and not subject to preemptive rights.

(c)           The authorized share capital of Merger Sub consists of $50,000, divided into 50,000,000 shares of a par value of $0.001 per share. All of the issued and outstanding shares of Merger Sub are, and at the Effective Time will be, owned by Parent, and there are (i) no other shares or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares or voting securities of Merger Sub, and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated hereby.

Section 4.3               Corporate Authorization.

(a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby, and, subject to, in the case of the consummation of the Merger, the adoption of this

Agreement by Parent as the sole shareholder of Merger Sub. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate actions on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the Merger, to the adoption of this Agreement by Parent as the sole shareholder of Merger Sub, to the filing of the Cayman Merger Documents with the Registrar of Companies of the Cayman Islands in accordance with the Companies Law.

(b)           The Board of Directors of Merger Sub, at a meeting duly called and held or pursuant to unanimous written resolutions, has adopted resolutions that approved this Agreement, the Merger and the other transactions contemplated are in the best interests of Merger Sub and the Board of Directors of each of Parent and Merger Sub have adopted resolutions that approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby. Parent, in its capacity as the sole shareholder of Merger Sub, has executed and delivered to Merger Sub a Special Resolution (as defined in the Merger Sub Bylaws) approving the consummation by Merger Sub of the Merger and the other transactions contemplated hereby. In each case, such resolutions and consents have not been subsequently rescinded, modified or withdrawn.

(c)           This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

Section 4.4               No Conflicts. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of, as to Parent, the Parent Charter or Parent Bylaws or, as to Merger Sub, the Merger Sub Charter or Merger Sub Bylaws or (b) assuming that the authorizations, Consents and approvals referred to in Section 4.5 are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Parent or Merger Sub, under any Contract to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws, Orders or Permits applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5               Governmental Approvals. No Consent of, or Filing with any Governmental Entity is required to be made in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, other than (i) the filing of the Cayman Merger Documents with the Registrar of Companies of the Cayman Islands in accordance with the Companies Law, (ii) compliance with the applicable requirements of Antitrust Laws, (iii) compliance with the Securities Act and the Exchange Act (and applicable rules and regulations promulgated thereunder) (including the filing with the SEC the Proxy Statement/Prospectus and the filing of the Form S-4 and the declaration of effectiveness of the Form S-4), the applicable rules and regulations of Nasdaq and any other federal or state securities laws or Takeover Statutes, or (iv) such other Consents or Filings the failure of which to obtain or make prior to the Closing would not reasonably be expected to have, individually or in the aggregate, a Parent Material

Adverse Effect.

Section 4.6               Compliance with Laws.

(a)           Other than those violations that would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, Merger Sub or any of their respective Subsidiaries are in violation of, or since December 31, 2018 have violated, any Laws or Orders applicable to Parent, Merger Sub or any of their respective Subsidiaries, or any assets owned or used by any of them.

(b)           Parent and each of its Subsidiaries have and are in compliance with all Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, in each case, except where the failure to have, maintain or be in compliance with such Permit has not had and would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect.

Section 4.7               Litigation. There are no Proceedings pending, or to the Knowledge of Parent, threatened, in writing, against Parent, Merger Sub or any of their respective Subsidiaries before any Governmental Entity, which would reasonably be expected to have a Parent Material Adverse Effect. There is no Order outstanding against Parent, Merger Sub or any of their respective Subsidiaries which would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8               Parent SEC Documents and Sarbanes-Oxley Act.

(a)           Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed with or furnished to the SEC by Parent since December 31, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the date hereof, the “Parent SEC Documents”). No Subsidiary of the Parent is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b)           As of its filing date (and as of the date of any amendment), each Parent SEC Document filed prior to the date hereof complied, and each Parent SEC Document filed subsequent to the date hereof will comply in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed prior to the date hereof did not, and each Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)           Each of Parent and, to the Knowledge of Parent, each of its executive officers and directors is and since December 31, 2018, subject to any applicable grace periods, has been in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)           Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)            Parent has established and maintains internal controls. Parent’s internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee of Parent’s Board of Directors, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g)           Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were true and complete on the date such certifications were made.

Section 4.9               Operations of Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby, has engaged in no business activities other than those related to the transactions contemplated hereby and has conducted its operations only as contemplated by this Agreement.

Section 4.10            Financial Statements.

(a)           The consolidated financial statements (including all related notes and schedules thereto) of Parent included in or incorporated by reference into the Parent SEC Documents (the “Parent SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Parent SEC Financial Statements fairly present, or, in the case of Parent SEC Documents filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material in amount or effect and to the absence of information or notes not required by GAAP to be included in interim financial statements), all in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b)           From December 31, 2018 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Entity indicating that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity.

Section 4.11            No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for on the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the Ordinary Course consistent with past practice since December 31, 2018, (c) liabilities arising in connection with the transactions contemplated hereby, and (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.

Section 4.12            Absence of Certain Changes or Events. Since December 31, 2018, except for liabilities or obligations incurred in connection with, or expressly contemplated by, this Agreement, the Merger and the other transactions contemplated hereby, (a) Parent and its Subsidiaries have conducted their respective businesses in the Ordinary Course, (b) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (c) neither Parent nor any of its Subsidiaries has taken any action that would constitute a breach of Section 5.3 or Section 5.4.

Section 4.13            No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Parent Charter or Parent Bylaws or the applicable rules of Nasdaq in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger.

Section 4.14            Brokers and Finders’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.15            No Ownership of Shares. Neither Parent nor any of its Subsidiaries (including Merger Sub) nor any of Parent’s “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL), currently, or at any time in the three (3) years prior to the date of this Agreement, (a) beneficially owns or owned, directly or indirectly, any Shares or other securities convertible into, exchangeable for or exercisable for Company Shares or any securities of any Subsidiary of the Company, (b) has or had any rights to acquire any Shares except pursuant to this Agreement, and (c) is or was an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL). There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries (including Merger Sub) is a party with respect to the voting of the other equity interest of the Company or any of its Subsidiaries.

Section 4.16            Taxes.

(a)           Except as would not reasonably be expected to have a Parent Material Adverse Effect:

(i)            All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true and complete.

(ii)           Parent and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, other than any payment that is being contested in good faith pursuant to appropriate procedures, and for which adequate reserve in accordance with GAAP has been established. Where payment for any Taxes is not yet due, Parent and each of its Subsidiaries has established an adequate accrual in accordance with GAAP.

(iii)          No claim has been made in writing by a Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(iv)          There is no Proceeding pending or, to the Knowledge of Parent, threatened in writing, against or with respect to Parent or any of its Subsidiaries in respect of any material amount of Tax.

(v)           There are no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any Taxing Authority in respect of any material Tax matters with respect to Parent or any of its Subsidiaries which are still in effect as of the date hereof.

(vi)          Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries, or (iii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

(vii)         Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(viii)        Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. law).

(b)           After reasonable inquiry and investigation, Parent has no actual knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.17            No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in Article III, Parent and Merger Sub agree and acknowledge that none of the Company or any Person on behalf of the Company is making or has made, and each of Parent and Merger Sub hereby agrees it is not relying upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE V
INTERIM CONDUCT OF BUSINESS

Section 5.1               Affirmative Obligations of the Company.

(a)           From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter (other than Section 5.1(a)(ii)), or (c) as otherwise required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (i) use its reasonable best efforts to (1) conduct the businesses of the Company and its Subsidiaries in the Ordinary Course and in compliance with all applicable Laws; (2) maintain and preserve intact the present business of the Company and its Subsidiaries; (3) maintain in effect all of its Permits; (4) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts and Taxes for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements; (5) keep available the services of its directors, officers and employees; (6) maintain existing goodwill with Governmental Entities, customers, distributors, lenders, partners, labor unions, suppliers, and other third parties having material business dealings with the Company or any of its Subsidiaries and (ii), prior to the Effective Time, take the actions set forth on Section 5.1(a)(ii) of the Company Disclosure Letter; provided that no action by the Company or any of its Subsidiaries with respect to any of the matters specifically addressed by Section 5.2(a) through 5.2(r) shall be deemed a breach of this Section 5.1 unless such action would constitute a breach of Section 5.2(a) through Section 5.2(r), as applicable.

(b)           From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, or (c) as otherwise required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not materially increase the rates of direct compensation or bonus compensation payable or to become payable to any employee, director, officer or consultant of the Company or any Subsidiary, other than (i) bonuses paid to members of management of the Company in connection with the transactions contemplated by this Agreement that have been approved by the Board of Directors of the Company and are accrued in the net working capital schedule set forth on Section 3.25 of the Company Disclosure Letter, (ii) as otherwise set forth in the Company Disclosure Letter and (iii) such increases not in excess of $100,000, in the aggregate.

Section 5.2               Negative Obligations of the Company. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, or (c) as otherwise required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)           amend, modify, waive, rescind or otherwise propose any change in its certificate of incorporation, bylaws, memorandum and articles of association or similar organizational documents, or the terms of any security of the Company or any Subsidiary, other than in immaterial respects in relation to any Subsidiary of the Company;

(b)           (i) other than in accordance with the Merger, merge or consolidate itself or any of its

Subsidiaries with any other Person, or (ii) restructure, reorganize or completely or partially liquidate;

(c)           acquire (by merger, consolidation, acquisition of stock, shares or assets or otherwise), directly or indirectly, securities or assets (i) constituting a business or (ii) otherwise outside of the Ordinary Course, in each case in excess of $50,000, other than, with respect to clause (ii), acquisitions pursuant to Contracts in effect as of the date of this Agreement that have been disclosed to Parent prior to the date of this Agreement;

(d)           issue, sell, grant, pledge, charge, dispose of, transfer or otherwise encumber, or authorize the issuance, sale, grant, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any shares of its share capital or of any shares of capital stock of its Subsidiaries, or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such share capital, capital stock or similar security), except for the issuance of (i) Company Shares upon the settlement of Company Equity Awards, in each case that are outstanding on the date of this Agreement or (ii) any securities of a wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(e)           make any loans, advances or capital contributions to or investments in any Person in excess of $100,000, in the aggregate, (other than loans, advances or capital contributions between or among the Company and any of its direct or indirect wholly-owned Subsidiaries);

(f)            declare, set aside, make or pay any dividend, capitalization or other distribution (whether in cash, shares, property or otherwise) in respect of any of its shares, except for dividends, capitalizations or distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company that are made in compliance with contractual obligations of the Company and its Subsidiaries;

(g)           split, combine, subdivide or reclassify its issued and outstanding shares of capital stock (except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction);

(h)           purchase, repurchase, redeem, exchange or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests (other than (i) pursuant to the cashless exercise of Company Share Options or the forfeiture of, or withholding of Taxes with respect to, Company Share Options or Company RSUs in connection with any Taxable event related to such awards, in each case in accordance with past practice and with the terms of the applicable Company Share Plan and award agreement as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (ii) purchases, repurchases, redemptions, exchanges or other acquisitions of securities of any wholly-owned Subsidiary of the Company by the Company or any other wholly-owned Subsidiary of the Company);

(i)            create, incur, guarantee or assume any Indebtedness in excess of $500,000, in the aggregate, except for (A) transactions among the Company and its direct or indirect Subsidiaries or among the Company’s direct or indirect Subsidiaries or (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness and in amounts not materially in excess of such existing Indebtedness, provided that such amounts are prepayable at any time without penalty or premium;

(j)            make or authorize any capital expenditures or series of capital expenditures in excess of $50,000, in the aggregate, in any fiscal quarter;

(k)           other than in the Ordinary Course, (i) enter into any Contract that would obligate the Company or any Subsidiary to pay more than $50,000 during the term of such Contract, or (ii) amend or terminate any Company Material Contract, or cancel, modify or waive any debts, rights or claims thereunder;

(l)            transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, or grant or permit any Lien (other than Permitted Liens) on, any of its material properties, licenses, operations, assets, product lines or businesses, including any equity interests of any of the Company’s Subsidiaries, except (other than with respect to equity interests of any Subsidiary of the Company) (i) pursuant to Contracts in effect prior to the execution of this Agreement or entered into after the date of this Agreement in compliance with this Agreement, (ii) sales, leases or licenses of inventory, equipment and other assets in the Ordinary Course, (iii) inventory, equipment and other assets in the Ordinary Course, (iv) sales, leases, licenses or other dispositions to the Company or any of its Subsidiaries, or (v) the abandonment, lapse, expiration or other disposition of Intellectual Property in the Ordinary Course or for the purpose of disposing of obsolete or worthless assets (as determined in the Company’s reasonable business judgment);

(m)          except as required by applicable Law, (i) increase the compensation or other benefits payable or provided to the Company’s or its Subsidiaries’ officers, directors, individual independent contractors or employees; (ii) enter into any employment, change of control, severance or retention agreement with any employee, director or officer of the Company; (iii) establish, adopt, enter into or amend any Company Benefit Plan; (iv) change in any material respect any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by applicable Law; (v) forgive any loans to directors or executive officers of the Company or any of its Subsidiaries; (vi) except to the extent accrued in the net working capital schedule set forth on Section 3.25 of the Company Disclosure Letter, pay any bonus or performance based compensation to any employee, consultant, director or officer of the Company or any of its Subsidiaries in excess of $100,000, in the aggregate; or (vii) hire any executive officer or any employee outside of the parameters set forth on Section 5.2(m) of the Company Disclosure Letter;

(n)           other than in respect of claims, liabilities or obligations in connection with any shareholder litigation against the Company and/or its officers, directors, employees and Representatives relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement, which are subject to Section 6.10, (i) waive, release, settle or compromise any claim for an amount materially in excess of the amount of the corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Company SEC Document, except (A) for any settlements or compromises involving total aggregate payments not in excess of $150,000 individually or $500,000 in the aggregate (net of amounts covered by insurance or indemnification agreements with third parties), so long as such settlements or compromises do not materially restrict the operations of the business of the Company and its Subsidiaries, taken as a whole or (B) waivers of rights with respect to suppliers or customers in the Ordinary Course, or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any claim or audit that would materially restrict the operations of the business of the Company or its Subsidiaries after the Effective Time, except as would not be material to the Company and its Subsidiaries, taken as a whole;

(o)           alter or amend any existing material accounting methods, principles or practices, except as may be required by changes in GAAP or applicable Law;

(p)           (i) make, change or rescind any Tax election that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Tax liability of the Company or any

Subsidiary of the Company, (ii) adopt or change any material Tax accounting method, (iii) adopt or change any Tax accounting period that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Tax liability of the Company or any Subsidiary of the Company, (iv) except with respect to any Tax liability, claim or assessment referenced in Section 3.12 of the Company Disclosure Letter, settle, compromise, concede or abandon any Tax liability, claim or assessment or enter into any closing agreement with respect to Taxes, in each case that exceeds $50,000 individually or $250,000 in the aggregate (together with (A) all other settlements, compromises, concessions, or abandonments with respect to any Tax liability, claim or assessment or (B) closing agreements entered into, made or taken with respect to Taxes, in each case of clauses (A) and (B), on or after the date of this Agreement), (v) surrender any right to claim a refund of a material amount of Taxes, or (vi) waive or extend any statute of limitations with respect to a material amount of Taxes;

(q)           effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar applicable Law; or

(r)            enter into any Contract, or otherwise obligate itself in a legally binding manner, to take any of the foregoing actions.

Section 5.3               Affirmative Obligations of Parent. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.3 or Section 5.4 of the Parent Disclosure Letter, or (c) as otherwise required or permitted by this Agreement, unless Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall use its reasonable best efforts to (i) conduct the businesses of the Parent and its Subsidiaries in the Ordinary Course and in compliance with all applicable Laws, (ii) maintain and preserve intact the present business of the Parent and its Subsidiaries and (iii) maintain in effect all of its Permits; provided that no action by Parent or any of its Subsidiaries with respect to any of the matters specifically addressed by Section 5.4(a) through 5.4(h) shall be deemed a breach of this Section 5.3 unless such action would constitute a breach of Section 5.4(a) through Section 5.4(h), as applicable.

Section 5.4               Negative Obligations of Parent. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.3 or Section 5.4 of the Parent Disclosure Letter, or (c) as otherwise required or permitted by this Agreement, unless Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(a)           amend, modify, waive, rescind or otherwise propose any change in its certificate of incorporation, bylaws, memorandum and articles of association or similar organizational documents, or the terms of any security of Parent or any Subsidiary, other than in immaterial respects in relation to any Subsidiary of Parent;

(b)           (i) merge or consolidate itself with any other Person or (ii) adopt any plan to restructure, reorganize or completely or partially liquidate (except for any such transactions among Parent’s wholly-owned Subsidiaries);

(c)           split, combine, subdivide or reclassify its issued and outstanding shares of its capital stock (except for any such transaction by a direct or indirect wholly-owned Subsidiary of Parent which remains a direct or indirect wholly-owned Subsidiary of Parent after consummation of such transaction);

(d)           declare, set aside, make or pay any dividend or other distribution, other than cash dividends in the ordinary course, in respect of any of its capital stock, or purchase, repurchase, redeem, exchange or otherwise acquire at a premium any shares of its capital stock or any other equity interests or any rights, warrants or options to acquire any such shares or interests, other than pursuant to a Parent Stock Plan;

(e)           alter or amend any existing accounting methods, principles or practice, except as may be required by changes in GAAP or applicable Law;

(f)            acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or any business or division thereof, or otherwise acquire any assets, unless such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not reasonably be expected to (i) impose any delay in the obtaining of, or increase in any material respect the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting or approval period, (ii) increase in any material respect the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, or (iii) increase in any material respect the risk of not being able to remove any such order on appeal or otherwise;

(g)           issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or the capital stock of any its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of (i) any shares of Parent Preferred Stock upon the settlement of any grants made under any Parent Stock Plan, or any similar Parent plan; (ii) any securities of a Subsidiary of Parent to Parent or any other Subsidiary of Parent; or (iii) any grants under the Parent Stock Plans, or any similar Parent plan; or

(h)           enter into any Contract, or otherwise obligate itself in a legally binding manner, to take any of the foregoing actions.

Section 5.5               Interim Communications by the Company. The Company shall use its reasonable best efforts to provide to Parent, to the extent reasonably practicable, a reasonable opportunity to review in advance and comment upon any material written communications to be disseminated generally to the employees, or individual independent contractors of the Company or its Subsidiaries pertaining to compensation, benefit or other similar matters related to the transactions contemplated by this Agreement, and shall consider in good faith all comments reasonably provided by Parent in response thereto before such dissemination. Notwithstanding the foregoing, without prior consultation, the Company may disseminate information consistent with the information contained in press releases or other documents or communications previously issued and agreed upon by the parties.

Section 5.6               Consent.

(a)           The Company shall be permitted to request Parent’s consent or approval for the Company or any of its Subsidiaries to take any matter or action prohibited by Section 5.1 or Section 5.2, by delivering written notice (including by electronic mail) thereof to any of the individuals specified on Section 5.6(a) of the Parent Disclosure Letter. Parent shall respond to such request in writing (including by return email) as promptly as practicable, and in no event later than three (3) days, following receipt thereof.

(b)           Parent shall be permitted to request the Company’s consent or approval for Parent or any of its Subsidiaries to take any matter or action prohibited by Section 5.3 or Section 5.4 by delivering written notice (including by electronic mail) thereof to any of the individuals specified on Section 5.6(b) of the Company Disclosure Letter. For purposes of this Article V, the Company shall respond to such request in writing (including by return email) as promptly as practicable following receipt thereof.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1               Preparation of the Form S-4 and Proxy Statement/Prospectus.

(a)           As promptly as practicable, and in no event later than 45 days after the execution and delivery of this Agreement, the Company and Parent shall jointly prepare and cause to be filed with the SEC the proxy statement to be sent to the shareholders of the Company relating to the Extraordinary General Meeting and the prospectus relating to the shares of Parent Preferred Stock to be issued in the Merger (the “Proxy Statement/Prospectus”), and Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Preferred Stock to be issued in the Merger. Parent shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC and shall use its reasonable best efforts to keep the Form S-4 effective thereafter for so long as is necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the shareholders of the Company as soon as practicable after the Form S-4 is declared effective by the SEC. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall instruct their respective Representatives to, reasonably cooperate with the other party hereto and its respective Representatives in the preparation of the Form S-4 and the Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation and filing of the Proxy Statement/Prospectus and the Form S-4.

(b)           Unless the Board of Directors of the Company shall have effected a Change of Board Recommendation in accordance with the terms of Section 6.3, the Proxy Statement/Prospectus shall include the Company Board Recommendation.

(c)           No amendment or supplement (including by incorporation by reference) to the Form S-4 or the Proxy Statement/Prospectus shall be made without the prior review and approval of Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent any disclosure contained therein relates to a Change of Board Recommendation.

(d)           Each of Parent and the Company shall cause the Form S-4 and the Proxy Statement/Prospectus, as applicable, to comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Form S-4 shall not, at the time the Form S-4 is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither party makes any such covenant with respect to information supplied by the other party. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Proxy

Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither party makes any such covenant with respect to information supplied by the other party. In addition, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, neither party makes any such covenant with respect to information supplied by the other party.

(e)           Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Form S-4, Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the shareholders of the Company. The Company and Parent shall each notify the other as promptly as practicable after the receipt by such party of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Form S-4, the Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC or its staff with respect to any of the foregoing filings.

(f)            Each of the Company and Parent shall make any other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and shall use reasonable best efforts to ensure that such filings after the date of this Agreement and prior to the Closing Date (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) will not contain any untrue statement of a material fact or omit (or will have omitted) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither party makes any such covenant with respect to information supplied by the other party. In addition, Parent shall use reasonable best efforts to take all actions required under any applicable federal or state securities or “blue sky” Laws in connection with the issuance of shares of Parent Preferred Stock in the Merger.

Section 6.2               Extraordinary General Meeting; Company Board Recommendation.

(a)           Subject to applicable Law, the rules and regulations of Nasdaq, and the Company Memorandum and Articles of Association, the Company shall establish a record date (with prior consultation with Parent) for, call, give notice of, convene and hold an extraordinary general meeting of the Company (the “Extraordinary General Meeting”) as soon as reasonably practicable following the date the Form S-4 is declared effective by the SEC (and in no event later than 45 days after the declaration of the effectiveness of the Form S-4) for the purpose of voting upon the Special Resolution to approve the Merger, the Plan of Merger and the adoption of this Agreement in accordance with Companies Law. Notwithstanding the foregoing, (a) if, on or before the date on which the Extraordinary General Meeting is scheduled or upon the opening of the Extraordinary General Meeting, the Company reasonably believes that, (1) there are insufficient Company Shares necessary to conduct business at the Extraordinary General Meeting or there is not a quorum present, or (2) the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Shareholder Approval, the Company may open and immediately adjourn the Extraordinary General Meeting to a later date (in accordance with the Company Memorandum and Articles of Association) to the extent (and only to the extent) the Company determines in good faith that such adjournment is reasonably necessary in order to conduct business at the Extraordinary General Meeting or obtain proxies representing a sufficient number of Company Shares to obtain the Company Shareholder Approval, as applicable; provided that in no event shall the Company adjourn the Extraordinary General Meeting pursuant to this Section 6.2(a) for more than 15 days later than the most recently adjourned meeting or to a date more than thirty (30) days after the original date of the Extraordinary General Meeting or, without consent of Parent, to a date that is on or after the Outside Date, (b) the Company may open and immediately adjourn (in accordance with the Company Memorandum and Articles of Association) the Extraordinary General Meeting to the extent (and only to the extent) the Company determines in good faith that such adjournment is required by applicable Law, including to comply with comments made by the SEC with respect to the Proxy Statement/Prospectus or the Form S-4, and that such adjournment would not breach the Company Memorandum and Articles of Association or the Companies Law (c) the Company may open and immediately adjourn (in accordance with the Company Memorandum and Articles of Association) the Extraordinary General Meeting to ensure that any supplement or amendment to the Proxy Statement/Prospectus required under applicable Law is timely provided to the shareholders of the Company within a reasonable amount of time, in the good faith judgment of the Company (after consultation with its outside legal counsel), in advance of the Extraordinary General Meeting, and/or (d) the Company may open and immediately adjourn (in accordance with the Company Memorandum and Articles of Association) the Extraordinary General Meeting to the extent (and only to the extent) that Parent provides its prior written consent or Parent requests such an extension. Subject to Section 6.3, the Company shall solicit from shareholders of the Company proxies in favor of the adoption of this Agreement in accordance with the Companies Law and shall use its reasonable best efforts to secure the Company Shareholder Approval at the Extraordinary General Meeting. The Company shall keep Parent promptly informed regarding its solicitation efforts and proxy tallies following the mailing of the Proxy Statement/Prospectus, including by allowing Parent and its Representatives to participate in meetings and discussions with the Company and its proxy solicitor and by directing such proxy solicitor to provide regular reports to Parent.

(b)           Notwithstanding any Change of Board Recommendation pursuant to Section 6.3, unless this Agreement is otherwise terminated in accordance with its terms, this Agreement shall be submitted to the shareholders of the Company at the Extraordinary General Meeting for the purpose of obtaining the Company Shareholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation. Once the Company has established a record date for the Extraordinary General Meeting, the Company will not change such record date or establish a different record date without the prior written consent of Parent. Without the prior written consent of Parent, the adoption of this Agreement will be the only matter (other than related procedural matters) that the Company will propose to be acted on by the shareholders of the Company at the Extraordinary General Meeting.

Section 6.3               No Solicitation.

(a)           Except as permitted by this Section 6.3, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of the Company or any of its Subsidiaries shall, and the Company shall instruct its Representatives not to, directly or indirectly:

(i)            initiate or solicit the submission of any offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(ii)           furnish to any third party any non-public information relating to the Company or any of its Subsidiaries, or afford to any third party access to the books, records or other non-public information of the Company or any of the Subsidiaries of the Company, in any such case with the express intent to encourage or induce the making, submission or announcement of any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(iii)          enter into, conduct, participate, maintain or engage in any discussions or negotiations with any third party with respect to any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than solely to inform any third party of the existence of the provisions contained in this Section 6.3); provided that the Company may contact the Person that has made an offer, proposal or indication of interest solely for the sole purpose of seeking clarification of the terms or conditions of such offer, proposal or indication of interest, as applicable;

(iv)          approve, adopt, declare advisable or recommend an Acquisition Proposal;

(v)           withdraw, qualify, amend or modify, in any manner adverse to Parent or Merger Sub, the Company Board Recommendation;

(vi)          fail to include the Company Board Recommendation in the Proxy Statement/Prospectus;

(vii)         if a tender offer or exchange offer that constitutes an Acquisition Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by the shareholders of the Company, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after the commencement thereof (as determined by Rule 14d-2 of the Exchange Act);

(viii)        fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days, if so requested by Parent, following the Company’s acknowledgement of receipt of an Acquisition Proposal;

(ix)          enter into any letter of intent, memorandum of understanding, agreement in principle or other similar document, or any Contract providing for any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Merger or hold the Extraordinary General Meeting; or

(x)           resolve, propose or agree to do any of the foregoing (any action set forth in the foregoing clauses (iv), (v), (vi) or (vii) (to the extent related to the foregoing clauses (iv), (v), (vi) or (vii)), a “Change of Board Recommendation”).

The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Parent) conducted prior to or as of the date hereof by the Company or any of its Subsidiaries, and will instruct its Representatives to cease any existing activities that would reasonably be expected to lead to any Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any material non-public information in respect of the Company or any of its Subsidiaries, in each case established for the purpose of submitting an Acquisition Proposal. The Company shall, as soon as practicable following the date hereof, request of each Person that has executed a confidentiality agreement, on or after April 2018, in connection with its consideration of an Acquisition Proposal, to promptly return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries.

(b)           Notwithstanding anything to the contrary contained in Section 6.3(a), but subject to Section 6.3(c), if at any time following the date hereof and prior to the time that the Company Shareholder Approval is obtained (i) the Company receives a bona fide written offer, inquiry, proposal, letter of intent or indication of interest, in each case with regard to an existing or forthcoming Acquisition Proposal, from a third party that was not obtained in material violation of Section 6.3(a) and (ii) the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such offer, inquiry proposal, letter of intent or indication of interest constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company may in response to such Acquisition Proposal (A) furnish information, including access to books, records, facilities and personnel, with respect to the Company and its Subsidiaries to the third party making such offer, inquiry, proposal, letter of intent or indication of interest, its Representatives and potential sources of financing and (B) participate in discussions or negotiations with the third party making such offer, inquiry, proposal, letter of intent or indication of interest, its Representatives and potential sources of financing regarding such Acquisition Proposal, in each case, only if (1) the Company gives Parent a written notice that states that the Company has received such Acquisition Proposal and includes all the information required by Section 6.3(c) in accordance with Section 6.3(c) and thereafter continues to comply with Section 6.3(c) and Section 6.3(d), (2) prior to furnishing any non-public information to such Person, the Company shall have entered into an Acceptable Confidentiality Agreement with such Person and prior to or substantially contemporaneously with the provision of any non-public information concerning the Company or the Subsidiaries of the Company to any such Person, the Company provides such information to Parent (if such information has not previously been furnished to Parent or its Representatives) and (3) the Board of Directors of the Company shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(c)           As promptly as practicable (and in any event within 24 hours) following the receipt by the Company, any of its Subsidiaries or any of their Representatives of (i) an Acquisition Proposal or (ii) any request for information or to engage in negotiations or discussions that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent notice of (A) the receipt of such Acquisition Proposal, request or inquiry, (B) the identity of the third party making, and the material terms and conditions of, such Acquisition Proposal, request or inquiry (including the status of any financing arrangements to the extent provided to the Company, any of its Subsidiaries or any Representative of the Company) and (C) a copy of all material agreements proposed provided by such third party in connection with such Acquisition Proposal, request or inquiry. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all material written materials sent or provided to the Company or any of its Subsidiaries by or at the direction of the third party making such Acquisition Proposal that describe any material terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d)           Notwithstanding anything to the contrary contained in Section 6.3(a), at any time prior to the time that the Company Shareholder Approval is obtained, the Board of Directors of the Company may (i) effect a Change of Board Recommendation, subject to the requirements of this Section 6.3(d), in response to a Superior Proposal or an Intervening Event and/or (ii) terminate this Agreement as set forth in Section 8.1(d)(ii) and enter into a definitive agreement with respect to a Superior Proposal. The Company shall not be entitled to effect a Change of Board Recommendation with respect to a Superior Proposal or Intervening Event or terminate this Agreement as set forth in Section 8.1(d)(ii) pursuant to this Section 6.3(d) unless (A) the Company shall have provided to Parent at least five (5) Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall state expressly (1) that the Company has received a Superior Proposal or an Intervening Event has occurred, (2) in the case of a Superior Proposal, the material terms and conditions of such Superior Proposal (including the status of any financing arrangements to the extent provided to the Company and/or any of its Representatives) and the identity of the third party making such Superior Proposal, or, in the case of an Intervening Event, the material facts and circumstances (based on information reasonably available) related to such Intervening Event, and (3) that it intends to effect a Change of Board Recommendation or terminate this Agreement as set forth in Section 8.1(d)(ii) and (B) the Board of Directors of the Company shall have concluded in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. During the Notice Period, if requested by Parent, the Company shall engage in good faith negotiations with Parent and its Representative regarding any amendment to this Agreement proposed in writing by Parent, and the Board of Directors of the Company shall consider in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) that, if accepted by the Company, would be binding upon Parent (the “Proposed Changed Terms”) by no later than 11:59 p.m. (Central Time), on the last day of the Notice Period. Notwithstanding anything in this Section 6.3(d) to the contrary, the Board of Directors of the Company may not effect a Change of Board Recommendation or terminate this Agreement as set forth in Section 8.1(d)(ii) until the expiration of the Notice Period and unless and until the Board of Directors of the Company concludes in good faith, after considering the Proposed Changed Terms (if any are proposed by Parent) and consultation with outside legal counsel, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law. In the event of any material revisions or modifications to the terms of such Superior Proposal, the Company shall be required to promptly (but in any event within 24 hours) deliver a new written notice to Parent and to again comply with the requirements of this Section 6.3(d) with respect to such new written notice, except that the Notice Period shall be three (3) Business Days with respect to any such revised Superior Proposal, but no such new written notice shall shorten the original Notice Period.

(e)           Nothing contained in this Section 6.3 shall prohibit the Board of Directors of the Company from (i) disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure that constitutes a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, which actions shall not constitute or be deemed to constitute a Change of Board Recommendation and Parent shall not have the right to terminate this Agreement as set forth in Section 8.3(a)(i); provided that notwithstanding the foregoing sentence, if such disclosure does not reaffirm the Company Board Recommendation or has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed a Change of Board Recommendation in accordance with the terms of this Section 6.3.

Section 6.4                                            Access to Information. Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford the other party’s Representatives reasonable access during normal business hours (at the requesting party’s cost) and upon reasonable advance notice and under the supervision of appropriate personnel of the other party to its and its Subsidiaries’ properties, books and records (including Tax records and information necessary to confirm disclosures in the Proxy Statement/Prospectus and Form S-4) and personnel, and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to the requesting party consistent with its legal obligations and obligations pursuant to Contracts all other information concerning the other party’s business, properties and personnel as the requesting party may reasonably request; provided, however, that (a) such access shall not unreasonably interfere with the business or operations of the Company or Parent, (b) the Company and Parent shall not be obligated to provide such access or information if the party receiving the request determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client or any other privilege, or expose such party to risk of liability for disclosure of sensitive or Personal Information (any such information, the “Restricted Information”), (c) the Company and Parent will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively or commercially sensitive information, and (d) Parent shall only be required to provide information or documentation that is (x) reasonably necessary to consummate the transactions contemplated by this Agreement, (y) reasonably related to a good faith belief by the Board of Directors of the Company that Parent has breached this Agreement, or (z) necessary to comply with the Company’s obligations under Article V of this Agreement and applicable Law; provided, further, that the Company and Parent may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it or Parent and to the extent required by applicable Law or Contract to which the Company or Parent is a party. In conducting any inspection of any properties of the Company or Parent, the requesting party and its Representatives shall not (i) unreasonably interfere with the business conducted at such property or (ii) damage any property or any portion thereof. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms. Nothing in this Section 6.4 shall require the Company or Parent to permit the inspection of, or to disclose, any Acquisition Proposals or any information regarding or related to the deliberations of the Board of Directors of the Company or Parent with respect to the transactions contemplated by this Agreement, the entry into the Agreement or any materials provided to the Board of Directors of the Company or Parent in connection therewith, in each case, except to the extent such information is being disclosed in the Form  S-4 and/or Proxy Statement/Prospectus.

Section 6.5                                            Consents, Approvals and Filings.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable, including to use reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to Closing to be satisfied, (ii) prepare and file all filings and submissions under the applicable Antitrust Laws, (iii) obtain all Consents, Orders, actions or nonactions, waivers and clearances required under the applicable Antitrust Laws, and (iv) obtain all necessary material consents or waivers from non-Governmental Entity third parties; provided that in no event shall the Company or its Subsidiaries be obligated to pay or to commit to pay to any Person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent or waiver. Parent and the Company shall promptly notify the other party of any notice or other communication from any Governmental Entity received by such party alleging that such Governmental Entity’s consent is or may be required in connection with or as a condition of the Merger.

(b)                                 The Company and Parent shall use reasonable best efforts to (i) cooperate and coordinate with the other party in the taking of the actions contemplated by Section 6.5(a), (ii) provide such assistance as the other party may reasonably request in connection with the foregoing, including supplying the other party with any information that the other party may reasonably request in order to effectuate the taking of such actions, and (iii) keep the other party reasonably and timely informed of any developments, meetings, or discussions with any Governmental Entity under any Antitrust Laws, and any inquiries or requests for additional information, from any Governmental Entity under any Antitrust Laws. If the Company or Parent receives a formal or informal request for additional information or documentary material from any Governmental Entity under any Antitrust Laws with respect to the Merger or the other transactions contemplated hereby, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In addition, to the extent practicable, none of the parties shall agree to participate in any substantive meeting or conference (telephone, in-person or otherwise) with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Filing, Proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry under any Antitrust Laws unless it consults with the other party in advance and, where permitted by such Governmental Entity, allows the other party to participate. To the extent reasonably practicable, legal counsel for Parent and for the Company shall have the right to review in advance, and will consult with the other party on and consider in good faith the views of the other party in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any written materials submitted to, any third party or Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Information disclosed pursuant to this Section 6.5 shall be subject to the Confidentiality Agreement and Section 6.5(d) hereof. Neither Parent nor the Company shall be required to comply with any of the foregoing provisions of this Section 6.5(b) to the extent that such compliance would be prohibited by applicable Law. The parties shall not voluntarily extend any waiting period associated with any Consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of the other parties (not to be unreasonably withheld, conditioned or delayed).

(c)                                  Parent shall not, and shall cause its Affiliates not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, company, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, action or nonaction, waiver, clearance or exemption of any Governmental Entity necessary to consummate the Merger and the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order preventing, restraining, impeding, delaying, enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.

(d)                                 Notwithstanding anything to the contrary in this Section 6.5 (i) if any information or documentation provided by the delivering party to the other party pursuant to this Section 6.5 contains competitively or commercially sensitive material, if requested by the delivering party, such information or documentation will only be provided to outside antitrust counsel of the receiving party (and/or to such other individuals of the receiving party or the Representatives thereof to whom the delivering party expressly provides permission (the “Permitted Individuals”)) and shall not be disclosed by such outside antitrust counsel or other Permitted Individuals to any individuals other than Permitted Individuals (including employees, officers or directors of the receiving party) unless express permission is obtained in advance from the delivering party and (ii) any information or documentation provided pursuant to this Section 6.5 may be redacted to the extent necessary (A) to comply with any contractual arrangement, (B) to remove references concerning valuation, or (C) to address privilege or confidentiality concerns.

Section 6.6                                            Employee Matters.

(a)                                 Until the first (1st) anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Company shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries who continue as employees of the Surviving Company or any of its Subsidiaries during all or a portion of the Benefits Continuation Period (the “Continuing Employees”), compensation (including base salary, bonus and other incentive compensation opportunities, but excluding any equity-based compensation) with respect to each Continuing Employee that are at least as favorable to the Continuing Employee as the compensation provided by the Company or the applicable Subsidiary to such Continuing Employee immediately prior to the Effective Time and employee health and welfare and retirement benefits that, in the aggregate, are substantially similar to the compensation and employee benefits that are provided by Parent to its similarly situated employees immediately prior to the Effective Time. Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Company to terminate the employment of any such employee.

(b)                                 The Surviving Company shall use commercially reasonable efforts, subject to the consent of any applicable insurer, to (i) waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Company or any of its Affiliates in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize, or cause to be recognized, service prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate and, vesting, but not for purposes of the determination of level of benefits and benefits accrual to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service; and, provided further, that the Surviving Company shall not be obligated to provide credit for years of service for benefit accrual purposes under any defined benefit pension plan maintained by the Surviving Company or its Subsidiaries prior to the date on which the Continuing Employee actually becomes a participant in such plan.

(c)                                  From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, (i) each employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee, including those identified in Section 6.6(c) of the Company Disclosure Letter, (ii) all obligations in effect as of the Effective Time under any equity-based or bonus plans, programs or agreements of the Company or any of its Subsidiaries, and (iii) all obligations in effect as of the Effective Time pursuant to outstanding retention plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or any of its Subsidiaries. Parent and Merger Sub acknowledge that the consummation of the Merger and the transactions contemplated by this Agreement will constitute a change in control of the Company under the terms of the Company’s employee plans, programs, arrangements and contracts containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(d)                                 Parent shall cause the Surviving Company and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Company or any of its Subsidiaries, and shall cause the Surviving Company and each of its Subsidiaries not to take any such action after such ninety (90) day period without complying with all provisions of WARN.

(e)                                  Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or any other plan or arrangement of the Company, its subsidiaries or the Buyer, (ii) shall create any third-party beneficiary rights in any Person, or (iii) subject to the requirements of this Section 6.6(e), shall limit the right of Parent or the Surviving Company or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.

Section 6.7                                            Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except (a) that expenses incurred in connection with (i) the filing fee for the Form S-4 and printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Parent and the Company and (ii) all statutory filing fees under the applicable Antitrust Laws shall be paid by Parent and (b) as otherwise expressly set forth in this Agreement.

Section 6.8                                            Directors’ and Officers’ Indemnification and Insurance.

(a)                                 From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, jointly and severally, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of applicable Law adopted after the date of this Agreement that increase the extent to which indemnification may be provided), indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by Law; provided the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification) each Person who is now, or has been at any time prior to the Effective Time or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries and any Person acting as director, officer, trustee, fiduciary, employee or agent of another Person (including any Company Benefit Plan) who is or has acted as such at the request of the Company (each an “Indemnified Party”) from and against any and all costs or expenses (including reasonable attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement or incurred in connection with any actual or threatened claim (including a claim of violation of applicable Law), action, audit, demand, suit, other Proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative or other Proceeding at law or in equity or order or ruling, by reason of the fact that the Indemnified Party is or was a director or officer of the Company or its Subsidiaries or is or was a director, officer, trustee, fiduciary, employee or agent of another Person at the request of the Company, including the approval of this Agreement and the Merger and the other transactions contemplated hereby or arising out of or pertaining to the Merger and the other transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time. Parent and the Surviving Company shall cooperate with any Indemnified Party in the defense of any matter covered by this Section 6.8. Without limitation of the foregoing or any other provision of this Section 6.8, Parent and the Company agree that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and the rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, shall survive the Merger, be honored by the Surviving Company and its Subsidiaries and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b)                                 Subject to the following sentence, the Surviving Company shall, and Parent shall cause the Surviving Company to, at no expense to the beneficiaries, either (i) continue to maintain in full force and effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance and fiduciary liability insurance (the “Current Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); provided that the Surviving Company may substitute for the Current Insurance policies of at least the same coverage containing terms and conditions that are not less favorable in the aggregate with respect to matters existing or occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current Insurance (a “Reporting Tail Endorsement”) and maintain such Reporting Tail Endorsement in full force and effect for its full term. To the extent purchased after the date of this Agreement and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company; provided that such insurance carrier has at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. Notwithstanding the first sentence of this Section 6.8(b), but subject to the second sentence of this Section 6.8(b), the Company shall be permitted at its sole and exclusive option to purchase a Reporting Tail Endorsement prior to the Effective Time. Notwithstanding the foregoing, in no event shall Parent or the Surviving Company be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided that in the event of the Current Insurance, Parent or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(c)                                  The New Articles of the Surviving Company shall include provisions for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Parties that are, in substance, no less favorable to the Indemnified Parties than the provisions for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Parties as set forth in the Company Memorandum and Articles of Association in effect on the date of this Agreement. Following the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the provisions in its Memorandum and Articles of Association providing for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification and advancement rights thereunder.

(d)                                 If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 6.8.

(e)                                  From and after the Effective Time, Parent and the Surviving Company shall not, directly or indirectly, amend, modify, limit or terminate the advancement and reimbursement of expenses, exculpation, indemnification provisions of the agreements listed in Section 6.8(e) of the Company Disclosure Letter between the Company or any Subsidiary and any of the Indemnified Parties, or any such provisions contained in the Surviving Company bylaws.

(f)                                   This Section 6.8 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Company. The obligations of Parent and the Surviving Company under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. It is expressly agreed that each Indemnified Party shall be a third-party beneficiary of this Section 6.8, and entitled to enforce the covenants contained in this Section 6.8. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.8 that is denied by Parent and/or the Surviving Company, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement, then Parent or the Surviving Company shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Company. The rights of the Indemnified Parties under this Section 6.8 shall be in addition to, and not in substitution for, any rights such Indemnified Parties may have under the Company Memorandum and Articles of Association, the certificate of incorporation and bylaws (or comparable organizational documents) of any of the Company’s Subsidiaries or under any applicable Contracts, insurance policies or Laws and Parent shall, and shall cause the Surviving Company and each of its Subsidiaries to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

(g)                                  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

Section 6.9                                            Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling or participating in any press conference, conference call, media interview or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule or participate in any such event before such consultation (and, to the extent applicable, shall provide copies of any such press release, statement or agreement (or any scripts for any statements to be made orally) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 6.9 shall not apply to (i) any release or public statement made or proposed to be made by the Company in compliance with the matters set forth in Section 6.3 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby or (ii) any public statements by either party with respect to this Agreement and the transactions contemplated hereby, including their effect on either party’s business and its financial projections, with investors and analysts, including on its periodic earnings calls and in any “road show”, so long as such party’s comments are consistent with the information contained in the press releases (or other communications) previously issued and agreed upon by the parties or (iii) any information in substantially the same form as previously approved by the other party.

Section 6.10                                     Transaction Litigation. Each party shall promptly notify the other parties in writing of any shareholder litigation or other litigation or other Proceedings arising from this Agreement or the Merger that is brought against such party or any of its Affiliates or members of its board of directors (“Transaction Litigation”). Each party shall keep the other parties sufficiently informed on a reasonably current basis with respect to the status of any Transaction Litigation (including by promptly furnishing to the other parties hereto such information relating to the Transaction Litigation as may be reasonably requested). Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any Transaction Litigation brought against it or any of its Affiliates or members of its Board; provided, however, that the Company shall give Parent the opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Transaction Litigation. No settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting or expanding the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Transaction Litigation.

Section 6.11                                     Takeover Laws. The Company and Parent shall each use reasonable best efforts to ensure that no Takeover Statute (or any comparable anti-takeover provisions of the Company Memorandum and Articles of Association) is or becomes applicable to this Agreement, the Merger or the other transactions contemplated hereby. If any Takeover Statute (or any comparable anti-takeover provisions of the Company Memorandum and Articles of Association) becomes applicable to this Agreement, the Merger or the other transactions contemplated hereby, the Company and Parent shall each use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law (or provision) on this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.12                                     Nasdaq Matters.

(a)                                 Parent shall file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the shares of Parent Preferred Stock to be issued in the Merger and such other shares of Parent Preferred Stock to be reserved for issuance in connection with the Merger, and shall use reasonable best efforts to cause the shares of Parent Preferred Stock to be issued in the Merger and such other shares of Parent Preferred Stock to be reserved for issuance in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(b)                                 Parent and the Company agree to cooperate in taking, or causing to be taken, all actions necessary to delist the Ordinary Shares from Nasdaq and terminate its registration under the Exchange

Act, in each case, as promptly as practicable after the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.13                                     Section 16(b). The Company and Parent shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14                                     280G Calculation. As soon as practicable, but in no event later than thirty (30) Business Days after the date hereof, the Company will make available to Parent true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) who is reasonably likely to receive payments or benefits in connection with the transactions contemplated by this Agreement that would not be deductible under Section 280G of the Code.

Section 6.15                                     Director Resignations. Prior to the Closing Date, unless Parent instructs the Company otherwise, the Company shall use commercially reasonable efforts to obtain the resignation of each individual serving as a director of (or comparable position with) the Company and its Subsidiaries as of immediately following the Effective Time from his or her position as a director of (or comparable position with) the Company and its Subsidiaries (and not as an employee, if applicable, of the Company or any of its Subsidiaries), which resignations shall be effective immediately following the Effective Time. For the avoidance of doubt, such resignation shall not (i) prejudice in any manner any contractual rights such director may have with the Company or any of its Subsidiaries, (ii) cause such director to cease to become entitled to any benefit under any Company Benefit Plan to which he/she would otherwise be entitled in his or her position as an employee of the Company or its Subsidiaries, as applicable or (iii) terminate or modify the terms of any officer’s employment relationship with the Company or its Subsidiaries.

Section 6.16                                     No Control of the Company’s Business. The Company, on the one hand, and Parent and Merger Sub on the other, acknowledge and agree that: (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and (b) prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

Section 6.17                                     Warrant Cancellation. Prior to Closing, the Company shall (without violation of Section 5.2(d)) obtain the cancellation or other extinguishment (as evidenced by customary documentation) of warrants to purchase Ordinary Shares, such that no more than 8,768,979 Ordinary Shares remain subject to warrants or rights to purchase (other than Company Equity Awards under the Company Share Plans).

Section 6.18                                     Tax Matters. Each of the parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties intend to report and, except to the extent otherwise required by Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VII
CONDITIONS

Section 7.1                                            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver, on or prior to the Closing Date of the following conditions:

(a)                                 Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company’s Articles.

(b)                                 Nasdaq Listing. The shares of Parent Preferred Stock to be issued in the Merger and such other shares of Parent Preferred Stock to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c)                                  Statutes and Injunctions. No (i) final, unappealable restraining order or preliminary or permanent injunction or other Order by any federal or state court or other tribunal of competent jurisdiction preventing consummation of the Merger shall be in effect or (ii) applicable Law prohibiting consummation of the Merger shall be in effect.

(d)                                 Regulatory Approvals. Any waiting periods (and any extension thereof) applicable to the Merger under any applicable Antitrust Laws shall have been terminated or shall have expired.

(e)                                  Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Proceedings for that purpose shall be pending in front of the SEC.

Section 7.2                                            Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a) (Corporate Organization), Section 3.3 (Corporate Authorization), Section 3.4 (No Conflicts), Section 3.21 (Takeover Statutes), Section 3.22 (Brokers and Finders’ Fees) and Section 3.23 (Opinion of Financial Advisor) shall, if qualified by materiality or Company Material Adverse Effect, be true and correct in all respects or, if not so qualified, be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); (ii) the representations and warranties of the Company set forth in Sections 3.2(a) and 3.2(b) (Capitalization), Section 3.24 (Indebtedness) and Section 3.25 (Net Working Capital) shall be true in all respects, except for any failures to be so true and correct that are de minimis, as of the date of this Agreement, or as of the Closing Date as if made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (iii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (iii) only, where the failure of such representations and warranties be true and correct has not had a Company Material Adverse Effect.

(b)                                 Performance of Obligations of the Company. The Company shall have (i) performed or complied in all material respects with all agreements and covenants required to be performed by the Company under this Agreement at or prior to the Closing, as applicable, except for the covenants and agreements set forth in Section 5.1(a)(ii); and (ii) performed or complied in all respects (except for de minimis failures to comply) with all agreements and covenants set forth in Section 5.1(a)(ii).

(c)                                  No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)                                 Officer’s Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c).

(e)                                  Warrant Cancellation. The Company shall have (without violation of Section 5.2(d)) obtained the cancellation or other extinguishment (as evidenced by customary documentation) of warrants to purchase Ordinary Shares, such that no more than 8,768,979 Ordinary Shares remain subject to warrants or rights to purchase (other than Company Equity Awards under the Company Share Plans).

(f)                                   Transaction Expenses. The Company shall have received and provided to Parent written acknowledgement from each third party financial advisor and investment banker that has performed services for the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated thereby that all fees and expenses due for such services have been paid in full.

Section 7.3                                            Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a) (Corporate Organization) and Section 4.3 (Corporate Authorization), Section 4.4 (No Conflicts), Section 4.14 (Brokers and Finders’ Fees) shall, if qualified by materiality or Parent Material Adverse Effect, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) (Capitalization) shall be true in all respects, except for any failures to be so true and correct that are de minimis, as of the date of this Agreement, and as of the Closing Date as if made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (iii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifiers therein), as of the date of this Agreement, and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (iii) only, where the failure of such representations and warranties be true and correct has not had a Parent Material Adverse Effect.

(b)                                 Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under this Agreement at or prior to the Closing, as applicable.

(c)                                  No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(d)                                 Officer’s Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c).

Section 7.4                                            Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VIII
TERMINATION

Section 8.1                                            Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the date of the Company Shareholder Approval (unless specifically stated otherwise):

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company, if:

(i)                                     the Merger shall not have been consummated by 11:59 p.m. (Eastern Time) on April 12, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if its action or failure to act constitutes a breach or violation of any of its obligations hereunder, and such breach has been the principal cause of or directly resulted in (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Outside Date or (B) the failure of the Closing to occur by the Outside Date;

(ii)                                  any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the failure of such party to fulfill any obligation under this Agreement resulted in the issuance of such Order; or

(iii)                               the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Extraordinary General Meeting or at any adjournment thereof.

(c)                                  by Parent:

(i)                                     if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in

Section 7.2(a) or Section 7.2(b) to be satisfied and (B) either (1) is incapable of being cured by the Company by the Outside Date or (2) if capable of being cured, has not been cured by the Company within 30 days following written notice to the Company from Parent or Merger Sub of such breach, which notice states Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or

(ii)                                  if the Board of Directors of the Company or any committee thereof shall have effected a Change of Board Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this clause (ii) is only exercisable (A) prior to the time that the Company Shareholder Approval is obtained, or (B) if the Company has entered into an agreement with respect to an Acquisition Proposal.

(d)                                 by the Company:

(i)                                     if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and (B) either (1) is incapable of being cured by Parent or Merger Sub, as the case may be, by the Outside Date or (2) if capable of being cured, has not been cured by Parent or Merger Sub, as the case may be, within 30 days following written notice to Parent or Merger Sub, as the case may be, from the Company of such breach, which notice states the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or

(ii)                                  only prior to Company Shareholder Approval is given, to enter into a definitive transaction agreement with respect to a Superior Proposal, subject to the terms of Section 6.3.

Section 8.2                                            Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.4 (Access to Information) and the provisions of Section 3.26 (No Other Representations and Warranties; Disclaimers), Section 4.17 (No Other Representations and Warranties; Disclaimers), Section 6.7 (Expenses), this Section 8.2, Section 8.3 (Termination Fees) and Article IX (General Provisions), each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that, subject to Section 8.3(a)(iii), nothing contained herein shall relieve any party from liability for damages arising out of any fraud occurring prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or equity. The parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.9 prior to the valid termination of this Agreement. In addition, the parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with its terms.

Section 8.3                                            Termination Fees.

(a)                                 Termination Fee.

(i)                                     In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) or by Parent or the Company pursuant to Section 8.1(b)(iii) following a Change of Board Recommendation or by the Company pursuant to Section 8.1(d)(ii), then the Company shall pay or cause to be paid to Parent (or its designees) a nonrefundable amount in cash equal to $8,160,000 (the “Termination Fee”), less any Parent Expense Reimbursement paid by the Company, by wire transfer of immediately available funds to an account designated in writing by Parent, payable no later than two (2) Business Days after the date of such termination.

(ii)                                  In the event that this Agreement is terminated:

(A)                               (1) by Parent or the Company pursuant to Section 8.1(b)(i) and an Acquisition Proposal was publicly proposed or announced or otherwise communicated to the Board of Directors or shareholders of the Company by any Person after the date of this Agreement and not withdrawn prior to such termination; or (2) by Parent or the Company pursuant to Section 8.1(b)(iii) and an Acquisition Proposal was publicly proposed or announced or otherwise communicated to the Board of Directors or shareholders of the Company by any Person after the date of this Agreement and not withdrawn prior to such termination; and

(B)                               in any such event, within twelve (12) months after such termination of this Agreement either (1) an Acquisition Proposal shall have been consummated or (2) the Company enters into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated, then, within two (2) Business Days following the earlier of such consummation, the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent. For purposes of this Section 8.3(a)(ii), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%.”

(iii)                               The parties agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (A) if Parent is entitled to receive payment of the Termination Fee from the Company pursuant to this Section 8.3, except in the case of fraud, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates and Representatives and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; (B) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under this Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement; and (C) in no event shall the Company’s liability for monetary damages to Parent or Merger Sub in respect of any breach (except in the case of fraud) by the Company of Section 6.3 exceed the Termination Fee (inclusive of any amounts paid of the Termination Fee).

(b)                                 Expense Reimbursement. In the event the Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) and the Termination Fee is not then payable, the Company shall pay to Parent all appropriate, documented internal and external expenses incurred or paid by or on behalf of Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, by wire transfer of immediately available funds to an account designated by Parent, within five (5) Business Days of the later of (i) the date of such termination and (ii) the date that Parent shall have provided to the Company true and complete copies of documentation evidencing such expenses; provided, that the aggregate amount payable shall not exceed $4,000,000 (the “Parent Expense Reimbursement”). If Parent receives the Parent Expense Reimbursement and later becomes eligible to receive the Termination Fee, Parent will then only be entitled to receive the amount of the Termination Fee minus the amount of the Parent Expense Reimbursement actually received.

(c)                                  The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. Accordingly, if the Company fails to timely pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit, action or other Proceeding that results in a judgment in its favor, the Company shall pay to the Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) in connection with such suit, action or other Proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.

Section 8.4                                            Procedure for Termination. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company. A terminating party shall provide written notice of termination to the other parties specifying the Section or Sections pursuant to which such party is terminating the Agreement. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                            Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article II and Section 6.8 (Directors’ and Officers’ Indemnification and Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.7 (Modification or Amendment) and Section 9.8 (Extension; Waiver)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.4 (Access to Information), Section 6.6 (Employee Matters), Section 6.7 (Expenses), Section 6.10 (Transaction Litigation), Section 6.18 (Tax Matters), Section 8.2 (Effect of Termination) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement, subject to Sections 8.2 and 8.3.

Section 9.2                                            Notices. All notices, requests, instructions and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile (upon confirmation of receipt) or e-mail (with confirmation of receipt by the recipient) of a .pdf document if sent prior to 5:00 p.m. (local time of the recipient), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the respective parties as set forth below (or to such other address or facsimile number as a party may hereafter specify by notice in accordance with this Section 9.2):

If to Parent or Merger Sub, to:

Ebix, Inc.

1 Ebix Way

Johns Creek, Georgia 30097

Attn: Robin Raina, CEO

Phone: [Redacted]

Email:  [Redacted]

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC
150 Third Avenue South
Suite 2800
Nashville TN 37201
Attn: Kris Kemp, Jonathan Stanley

Phone: (615) 742-6237

Email:  kkemp@bassberry.com, jstanley@bassberry.com

If to the Company, to:

Yatra Online, Inc.
1101-03, 11th Floor, Tower-B, Unitech Cyber Park, Sector 39
Gurgaon, Haryana 122002
India
Attn: Dhruv Shringi
Phone: [Redacted]
Email: [Redacted]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
United States
Attn: Jocelyn M. Arel
Phone: (617) 570-1000
Email: JArel@goodwinlaw.com

and

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue

New York, New York 10018
United States
Attn: Michael R. Patrone
Phone: (212) 813-8800
Email: MPatrone@goodwinlaw.com

Section 9.3                                            Interpretation; Construction.

(a)                                 When a reference is made in this Agreement to a Section, clause, Annex, Exhibit or Section of a disclosure letter, such reference shall be to a Section or clause of or Annex or Exhibit or Section of a disclosure letter to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “the date of this Agreement” and terms of similar import, shall be deemed to refer to the date first written above. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other.

(b)                                 References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any disclosure letters delivered herewith) and not merely to the specific Section, paragraph or clause in which such word appears. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)                                  The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)                                 No summary of this Agreement or any Exhibit attached hereto or Section of a disclosure letter delivered herewith prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement or any such Exhibit or Section of a disclosure letter.

(e)                                  Subject to the introductory language to Article III and Article IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a Section of such disclosure letter that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure thereof be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.4                                            Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.5                                            Entire Agreement; No Third-Party Beneficiaries.

(a)                                 This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Exhibits attached hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Parent and Merger Sub nor the Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, as to the accuracy or completeness of any other information made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing.

(b)                                 The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Effective Time, the right of the shareholders of the Company and holders of Company Equity Awards, as applicable, to receive (x) the Merger Consideration in respect of Shares pursuant to Section 2.2 and (y) the consideration payable in respect of Company Equity Awards, warrants and other rights to purchase pursuant to Section 2.6, (ii) the right of the Company on behalf of its shareholders to seek equitable relief or to pursue damages suffered by the Company and its shareholders in the event of the wrongful termination of this Agreement or fraud by Parent or Merger Sub (whether or not this Agreement has been terminated pursuant to Section 8.1), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub and (iii) the right of the Indemnified Parties to enforce the provisions of Section 6.8 only. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the through actions expressly approved by the Board of Directors of the Company, and no shareholder of the Company, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

(c)                                  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing, and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other wholly-owned Subsidiary of Parent, which Subsidiary shall be a Cayman Islands exempted company; provided that such transfer or assignment shall not (i) relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub or (ii) materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

Section 9.6                                            Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.7                                            Modification or Amendment. This Agreement may be amended by the parties (with respect to the Company and Merger Sub, by action taken by their respective Boards of Directors), at any time before or after adoption of this Agreement by the shareholders of the Company, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such shareholders without first obtaining such approval. Subject to the preceding sentence, this Agreement may be modified or amended solely by written agreement executed and delivered by duly authorized officers of the respective parties.

Section 9.8                                            Extension; Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. At any time prior to the Effective Time, the parties may (in the case of the Company, by action taken or authorized by its Board of Directors or authorized officers of the Company), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.9                                            Governing Law; Venue; Waiver of Jury Trial; Specific Performance.

(a)                                 Subject to Section 9.11, this Agreement, and any dispute arising out of or relating to this Agreement, shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

(c)                                  The parties acknowledge and agree that irreparable harm would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this

Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (in addition to any other remedy that may be available to it at law and in equity, including monetary damages, except as limited by Section 8.3) (i) an injunction restraining such breach or threatened breach and (ii) an Order of specific performance to enforce the observance and performance of such covenant or obligation without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond or other security in connection with such remedy. Each party hereto agrees not to raise any objections (including any defense or counterclaim that there is an adequate remedy at law) to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.9. Each party further agrees that (i) by seeking the remedies provided for in this Section 9.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party at law or in equity in respect of this Agreement or the transactions contemplated hereby and/or thereby, (ii) nothing set forth in this Section 9.9 shall require any party to institute any Proceeding (or limit any party’s right to institute any Proceeding) for specific performance under this Section 9.9 prior or as a condition to exercising any termination right under Section 8.1, nor shall the commencement of any Proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8.1 or pursue any other remedies (including monetary damages) in respect of this Agreement or the transactions contemplated hereby and/or thereby that may be available then or thereafter, this being in addition to any other remedy to which they are entitled at law or in equity, and (iii) that the prevailing party in any such Proceeding shall be entitled to reimbursement of all costs and expenses associated with seeking such relief, including reasonable attorneys’ fees. In the event that a party institutes a Proceeding seeking equitable relief under this Section 9.9 the Outside Date shall automatically be extended until such Proceeding is finally resolved.

(d)                                 Notwithstanding Section 9.9(c), each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby (including any Proceeding seeking equitable relief pursuant to Section 9.9(c)); (ii) agrees that every such Proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby in any other court; and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 9.9(d) in any such Proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article IX; provided, however, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.10                                     Obligation of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

Section 9.11                            Disclosure Letter References and SEC Document References.

(a)                                 The parties hereto agree that each section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Letter or the Parent Disclosure Letter, as applicable. The parties hereto further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections.

(b)                                 The parties hereto agree that no forward-looking disclosure contained in any section of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Safe Harbor Regarding Forward-Looking Statements”, “Safe Harbor for Forward-Looking Statements”, “Forward-Looking Statements”, “Cautionary Statement Regarding Forward-Looking Statements”, “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document, to the extent cautionary, predictive or forward-looking in nature, shall be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement; provided, however, that this clause shall not apply to any underlying facts, circumstances or events in any such section.

Section 9.12                                     Definitions. As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, disclosure letters, and other documents delivered in connection herewith, shall have the meanings specified in this Section 9.12 or on the corresponding page number of the Index of Defined Terms:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms limiting the use and disclosure of non-public information not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that (i) such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making, whether publicly or privately, any Acquisition Proposal, acquiring the Company or taking any other similar action and (ii) the Company may waive any such terms in any existing confidentiality agreements); provided, however, that such Acceptable Confidentiality Agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.3.

“Acquisition Proposal” means any proposal or offer from or on behalf of any Person (other than Parent or any of its Subsidiaries or Affiliates) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning (which has the meaning under Section 13(d) of the Exchange Act) securities of the Company representing 20% or more of the aggregate voting power of all securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, in each case, pursuant to which any Person or the shareholders of any Person would own securities of the Company or of any resulting direct or indirect parent company of the Company representing 20% or more of the aggregate voting power of all securities of the Company or of any resulting direct or indirect parent company of the Company.

“Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day except a Saturday, a Sunday or other day on which commercial banks in New York, New York, United States of America are authorized or required by Law to be closed.

“Class A Shares” means Class A Non-Voting Shares, par value $0.0001 per share, of the Company.

“Class F Exchange Ratio” means 0.00000005, which, for the avoidance of doubt, is the Exchange Ratio multiplied by 0.00001.

“Class F Exchange Shares” means the Ordinary Shares issuable upon a conversion, at the option of the Company, of the Class F Shares.

“Class F Shares” means Class F Shares, par value $0.0001 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Exchange Ratio” means 0.09998.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2018, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2018.

“Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or any event that would prevent the consummation of the Merger by the Company; provided, however, that no event, change, circumstance or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to: (a) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (b) any changes in conditions generally affecting any industry in which the Company or any of its Subsidiaries operates, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (c) any decline in the market price or trading volume of Company Shares (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (d) any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company and any of its Subsidiaries operate, (e) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (f)(1) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action required or contemplated by this Agreement or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers or employees, (2) any actions taken by the Company at the direction of Parent, and (3) any actions not taken by the Company due to Parent’s withholding, conditioning or delaying consent for such Company action, (g) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law following the date hereof, except to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal has on others operating in the industries in which the Company and any of its Subsidiaries operate, (h) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date hereof, except to the extent that such change has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such change has on others operating in the industries in which the Company and any of its Subsidiaries operate, (i) any cyberattacks, geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such conditions, outbreak, escalation or acts have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such conditions, outbreak, escalation or acts have on others operating in the industries in which the Company and any of its Subsidiaries operate, (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, acts of God or any change resulting from weather events, conditions or circumstances, except to the extent that such disaster, act or change has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such disaster, act or change has on others operating in the industries in which the Company and any of its Subsidiaries operate, or (k) any Transaction Litigation.

“Company RSU” means each restricted stock unit of the Company that is outstanding immediately prior to the Effective Time, whether vested or unvested.

“Company Shares” means the Ordinary Shares, Class A Shares and Class F Shares of the Company.

“Company Share Option” means each option to purchase Company Shares that is outstanding immediately prior to the Effective Time, whether vested or unvested.

“Company Share Plans” means the Yatra Online, Inc. 2006 Share Plan, as amended on February 28, 2007, and the 2016 Stock Option and Incentive Plan.

“Company Warrant” has the meaning given in Section 2.6(a).

“Confidentiality Agreement” means the confidentiality agreement, dated March 13, 2019, between the Company and Parent, as the same may be further amended, supplemented or otherwise modified by the parties.

“Contract” means any legally binding written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or commitment or undertaking of any nature that has not been terminated.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” shall mean all applicable foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution, the protection of the environment or releases or threatened releases of chemicals, materials or substances that are harmful to the environment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” has the meaning given in Section 2.3(a).

“Exchange Ratio” means 0.005, which, for the avoidance of doubt, is the Common Exchange Ratio divided by the Preferred Conversion Factor.

“Excluded Share” has the meaning given in Section 2.2(a)(vi).

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Substances” means any chemicals, materials or substances defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “hazardous constituent,” “restricted hazardous material,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” “toxic pollutant,” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“Indebtedness” means, without duplication, with respect to a party (a) all interest cost bearing obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred and unpaid purchase price of property and equipment (other than trade accounts payable in the Ordinary Course); (d) all obligations pursuant to securitization or factoring programs or arrangements; (e) net cash payment obligations under swaps, options, derivatives and other hedging arrangements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); and (f) letters of credit, and other similar contractual obligations (other than letters of credit used as security for leases).

“Intellectual Property” means all intellectual property rights throughout the world, including: (i) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (iv) internet domain name registrations; and (v) all other intellectual property and proprietary rights.

“International Trade Law” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by OFAC (Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.) and all other laws and regulations of United States Governmental Entities regulating the provision of articles, software, information and services to non-U.S. parties or the export and import of articles, software, information or services from and to the U.S. and non-U.S. parties.

“Intervening Event” means any material change, development or occurrence with respect to the Company that (a) was not known or reasonably foreseeable to the Board of Directors or executive officers of the Company as of the date of this Agreement and (b) does not relate to or involve any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; provided, however, that in no event shall any of the following constitute, or be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event: (i) any changes in general United States or global economic conditions, (ii) any changes in the general conditions of the industries in which the Company and its Subsidiaries or Parent and its Subsidiaries operate, (iii) any change in applicable Law or GAAP (or authoritative interpretations thereof) after the date of this Agreement, (iv) any change in the market price or trading volume of the Company Shares or the Parent Common Stock, in and of itself, and (v) the Company or any of its Subsidiaries meeting or exceeding any applicable internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period.

“Knowledge” means the actual knowledge of the executive officers of the Company or Parent, as the case may be, as set forth in Section 9.12 of the Company Disclosure Letter and Section 9.12 of the Parent Disclosure Letter, respectively.

“Laws” means, as the case may be, any Cayman Islands law, United States, federal, state or local, or any foreign, law, constitution, treaty, convention, ordinance, code, rule, statute or regulation enacted, issued, adopted, promulgated, entered into or applied by a relevant Governmental Entity.

“Leased Real Property” means all material real property leased or subleased by the Company or any of its Subsidiaries.

“Lien” means any lien, charge, encumbrance, license, adverse right or claim and security interest whatsoever, excluding restrictions imposed by securities Laws.

“Nasdaq” means the NASDAQ Global Select Market.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Ordinary Course” shall mean the ordinary course of business, consistent with past practice.

“Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Company.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2018, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018.

“Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, (1) materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (2) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole or any event that would create a material impediment or delay in the consummation of the Merger by the Company; provided, however, that no event, change, circumstance or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to: (a) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Parent and any of its Subsidiaries operate, (b) any changes in conditions generally affecting any industry in which Parent or any of its Subsidiaries operates, except to the extent that such changes have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Parent and any of its Subsidiaries operate, (c) any decline in the market price or trading volume of Parent Preferred Stock (it being understood that the foregoing shall not preclude the Company from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect), (d) any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Parent and any of its Subsidiaries operate, (e) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude the Company from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect), (f) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action required or contemplated by this Agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with customers, suppliers, officers or employees, (g) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law following the date hereof, except to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal has on others operating in the industries in which Parent and any of its Subsidiaries operate, (h) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date hereof, except to the extent that such change has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such change has on others operating in the industries in which Parent and any of its Subsidiaries operate, (i) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such conditions, escalation or act has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such conditions, escalation or act has on others operating in the industries in which Parent and any of its Subsidiaries operate, (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, acts of God or any change resulting from weather events, conditions or circumstances, except to the extent that such disaster, act or change has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such disaster, act or change has on others operating in the industries in which Parent and any of its Subsidiaries operate, or (k) any Transaction Litigation.

“Parent Stock Plans” means Parent’s 1996 Stock Incentive Plan, as amended and restated and 2010 Stock Incentive Plan.

“Permitted Lien” means (a) any Liens for Taxes not yet due and payable, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) gaps in the chain of title of tangible property evident from the records of the applicable Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (e) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the Ordinary Course that, in the aggregate, are not material in amount or that do not, in any case, materially detract from the value or the use of the property subject thereto, (f) statutory landlords’ Liens and Liens granted to landlords under any lease, (g) licenses to Intellectual Property in the Ordinary Course, (h) any purchase money security interests, equipment leases or similar financing arrangements, (i) any Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto, and (j) any Liens that would not have a Company Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any (a) information that can identify a specific natural person, such as name, signature, address, social security number, telephone number or other unique identifier, together with any other information that relates to an individual who has been so identified in any format whether written, electronic or otherwise; (b) information that can be used to authenticate an individual (including, without limitation, passwords or PINs, biometric data, unique identification numbers, answer to security questions, or other personal identifiers) in any format whether written, electronic or otherwise; (c) personally identifiable medical, financial and other personal information; (d) information that relates to a natural person, where such information is reasonably capable of identifying such natural person; or (e) other personal information relating to a natural person that is regulated by one or more state, federal or international laws or regulations.

“Plan of Merger” means the plan of merger substantially in the form set forth in Exhibit A.

“Preferred Conversion Factor” means 20.

“Proceeding” means any suit, action, claim, proceeding, arbitration or litigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Representatives” means, collectively, the officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other representatives of a Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Securities Act” means the Securities Act of 1933, as amended.

“stockholders” and “shareholders” each means the holder of shares or the holders of stock, as the case may be.

“Subsidiary” means, with respect to any Person (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned by such Person or by one of more other Subsidiaries of such Person, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person has at least a majority ownership and power to direct the policies, management and affairs thereof. For the avoidance of doubt, Merger Sub is a Subsidiary of Parent.

“Superior Proposal” means any, bona fide written Acquisition Proposal (substituting “50%” for each reference to “20%” and “for” for “relating to, or that would reasonably be expected to lead to” in the definition of such term) that is not solicited in violation of Section 6.3 hereof, which the Board of Directors of the Company shall have determined in good faith, after consultation with the Company’s financial advisor and outside legal counsel, is more favorable to the shareholders of the Company (in their capacity as such) from a financial point of view than the Merger, taking into consideration, the factors determined by the Board of Directors of the Company in good faith to be relevant and any proposal made by Parent pursuant to Section 6.3(d).

“Tax” means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, goods and service, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other Taxing Authority).

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes, including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any of its Subsidiaries.

“Tax Sharing Agreement” means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than (i) agreements entered into in the Ordinary Course that do not have as a principal purpose addressing Tax matters, (ii) financing agreements that do not have as a principal purpose addressing Tax matters and (iii) leases.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Top Customers” means those customers of the Company and its Subsidiaries that are the top 10 customers measured by dollar value of total sales for the twelve months ended March 31, 2019, as set forth on Section 9.12 of the Company Disclosure Letter.

“Top Suppliers” means those suppliers of the Company and its Subsidiaries that are the top 10 suppliers measured by dollar value of total sales for the twelve months ended March 31, 2019, as set forth on Section 9.12 of the Company Disclosure Letter.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any similar state, local or foreign Laws.

“Yatra India” means Yatra Online Private Limited, a company incorporated under the Companies Act, 1956 (Indian), and a Subsidiary of the Company.

“Yatra India Shares” means the equity shares, par value 10 Indian rupees per share, of Yatra India.

“Yatra USA Class F Shares” means the shares of Class F common stock, par value $0.0001 per share, of Yatra USA Corp.

“Yatra USA” means Yatra USA Corp. (f/k/a Terrapin 3 Acquisition Corporation), a Delaware corporation and a Subsidiary of the Company.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all on the date first written above.

EBIX, INC.

By:	/s/ Robin Raina
Name:	Robin Raina
Title:	Chairman of the Board, President and Chief Executive Officer

EBIXCASH TRAVELS INC.

By:	/s/ Darren Joseph
Name:	Darren Joseph
Title:	Director

YATRA ONLINE, INC.

By:	/s/ Dhruv Shringi
Name:	Dhruv Shringi
Title:	Co-Founder and Chief Executive Officer

Signature Page to Merger Agreement

Exhibit A

Plan of Merger

The Companies Law (2018 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [ ] 2019 between Yatra Online, Inc., a Cayman Islands exempted company (the “Surviving Company”) and EbixCash Travels Inc., a Cayman Islands exempted company (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2018 Revision) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement dated [ ] 2019 and made between, among others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1                                         The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2                                         The surviving company (as defined in the Statute) is the Surviving Company.

3                                         The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Walkers Corporate Limited of Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands

4                                         Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$52,315.94 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each, 10,000,000 Class A Non-Voting Shares of a par value of US$0.0001 each, 3,159,375 Class F Shares of a par value of US$0.0001 each and 10,000,000 Preference Shares of a par value of US$0.0001 each.

5                                         Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 50,000,000 shares with a nominal or par value of US$0.001.

6                                         The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7                                         The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8                                         The rights and restrictions attaching to the shares in the Surviving Company are set out in the Seventh Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9                                         The Sixth Amended and Restated Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Seventh Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

10                                  There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company consequent upon the Merger.

11                                  The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12                                  The Surviving Company has granted certain fixed or floating security interests details of which are set out in Annexure 3 hereto. The Surviving Company has obtained the consent to the Merger of each holder of such security interests pursuant to section 233(8) of the Statute.

13                                  The name and address of the sole director of the surviving company (as defined in the Statute) is: Darren Joseph of Ebix Way, Johns Creek, Georgia, 30097, United States of America.

14                                  This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15                                  This Plan of Merger has been authorised by the shareholders of the Surviving Company and the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

16                                  At any time prior to the Effective Date, this Plan of Merger may be:

16.1                        terminated by the board of directors of either the Surviving Company or the Merging Company in accordance with the Merger Agreement;

16.2                        amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)                                 change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)                                 effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the directors of both the Surviving Company and the Merging Company to effect in their discretion.

17                                  This Plan of Merger may be executed in counterparts.

18                                  This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank)

2

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Yatra Online, Inc.	)	Name:

By:	)	Title: Director

)

)

3

SIGNED by	)

EbixCash Travels Inc.	)	Name: Darren Joseph

By:	)	Title: Director

)

)

4

Annexure 1

Merger Agreement

5

Annexure 2

Seventh Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annexure 3

Details of Secured Creditors and Secured Interests

The Surviving Company has granted security interests over the Charged Assets pursuant to, and as defined in, the Security Agreement to Create Fixed and Floating Charge dated 12 September 2017 between the Surviving Company and Innoven Capital Singapore Pte. Ltd. (the “Innoven Security Agreement”).

The secured party under the Innoven Security Agreement is Innoven Capital Singapore Pte. Ltd. (Company Registration No. 201509265H), a private limited company with its registered address at 16 Collyer Quay, #23-01, Income at Raffles, Singapore 049318.

2

Exhibit B

Memorandum and Articles of Association of the Surviving Company

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

YATRA ONLINE, INC.

(ADOPTED BY SPECIAL RESOLUTION DATED                  2019)

REF: JS/SD/E2352-158197

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

YATRA ONLINE, INC.

(ADOPTED BY SPECIAL RESOLUTION DATED              2019)

1.                                      The name of the company is Yatra Online, Inc. (the “Company”).

2.                                      The registered office of the Company will be situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location as the Directors may from time to time determine.

3.                                      The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Companies Law”).

4.                                      The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.                                      The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.                                      The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.                                      The authorised share capital of the Company is US$50,000 divided into 50,000,000 shares with a nominal or par value of US$0.001 provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

1

8.                                      The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

2

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

YATRA ONLINE, INC.

(ADOPTED BY SPECIAL RESOLUTION DATED                 2019)

REF: JS/SD/E2352-158197

i

Directors	15

Alternate Director	15

Powers And Duties Of Directors	15

Borrowing Powers Of Directors	17

The Seal	17

Disqualification Of Directors	18

Proceedings Of Directors	18

Dividends	20

Accounts, Audit and annual return and declaration	21

Capitalisation Of reserves	22

Share Premium Account	23

Notices	23

Indemnity	24

Non-Recognition Of Trusts	25

Winding Up	25

Amendment Of Articles Of Association	25

Closing of register or fixing record date	26

Registration By Way Of Continuation	26

Mergers and Consolidation	26

disclosure	27

ii

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

YATRA ONLINE, INC.

(ADOPTED BY SPECIAL RESOLUTION DATED              2019)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to Yatra Online, Inc. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.                                      In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Law.

“Officers” means the officers for the time being and from time to time of the Company.

1

“Ordinary Resolution” means a resolution:

(a)                                 passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)                                 approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Law.

2

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

(a)                                 passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)                                 approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.                                      In these Articles, save where the context requires otherwise:

(a)                                 words importing the singular number shall include the plural number and vice versa;

(b)                                 words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)                                  the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)                                 reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)                                  reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)                                   reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)                                  reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3

3.                                      Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.                                      The business of the Company may be commenced at any time after incorporation.

5.                                      The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.                                      The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company.  Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.                                      The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office.  The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law.

SHARES

8.                                      Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)           issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)           grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.                                      The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

4

10.                               The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other.  The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.                               The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12.                               Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting.  To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him.  For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.  The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

13.                               The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

14.                               No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

5

FRACTIONAL SHARES

15.                               The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

16.                               The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share.  The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable).  The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article.  The Company’s lien on a Share extends to any amount payable in respect of it.

17.                               The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

18.                               For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof.  The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.                               The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

20.                               The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’

6

notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

21.                               The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22.                               If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23.                               The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24.                               The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25.                               The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

26.                               If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.                               The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

28.                               If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.                               A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

7

30.                               A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

31.                               A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32.                               The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.                               The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

34.                               The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

35.                               Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

36.                               The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

37.                               All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

8

TRANSMISSION OF SHARES

38.                               The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share.  In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

39.                               Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

40.                               A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

41.                               The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

42.                               The Company may by Ordinary Resolution:

(a)           consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)           convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)           subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)           cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

9

43.                               The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

44.                               Subject to the Companies Law, the Company may:

(a)           issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)           purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)           make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)           accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

45.                               Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

46.                               The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

47.                               The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

48.                               Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

49.                               No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

50.                               The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

10

(a)           the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)           a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

51.                               Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

52.                               The Directors may, whenever they think fit, convene a general meeting of the Company.

53.                               The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement.  A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

54.                               General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

55.                               If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

56.                               At least seven clear days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the

11

general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

57.                               The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

58.                               All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors.  No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

59.                               No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business.  Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

60.                               If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved.  In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

61.                               If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

62.                               The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

63.                               If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

64.                               The chairman may adjourn a meeting from time to time and from place to place either:

12

(a)           with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)           without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)            secure the orderly conduct or proceedings of the meeting; or

(ii)           give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.  When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting.  Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

65.                               At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

66.                               If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

67.                               In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

68.                               A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

69.                               Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.

13

70.                               In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

71.                               A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

72.                               No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

73.                               On a poll votes may be given either personally or by proxy.

74.                               The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised.  A proxy need not be a Shareholder.

75.                               An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

76.                               The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

77.                               The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

78.                               A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

79.                               Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

14

DIRECTORS

80.                               The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

81.                               The Company may by Ordinary Resolution appoint any Person to be a Director.

82.                               Subject to these Articles, a Director shall hold office until such time as he is removed from office by Ordinary Resolution.

83.                               The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

84.                               The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

85.                               There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

86.                               The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

ALTERNATE DIRECTOR

87.                               Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors.  Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote.  A Director may at any time in writing revoke the appointment of an alternate appointed by him.  Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director.  The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

88.                               Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company.  No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

15

89.                               The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.  Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.  The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

90.                               The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit.  Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

91.                               The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.                               The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

93.                               The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

94.                               The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

95.                               The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment

16

or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

96.                               Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

97.                               The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

98.                               The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

BORROWING POWERS OF DIRECTORS

99.                               The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

100.                        The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

101.                        The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal.  The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

17

102.                        Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

103.                        The office of Director shall be vacated, if the Director:

(a)                                 becomes bankrupt or makes any arrangement or composition with his creditors;

(b)                                 dies or is found to be or becomes of unsound mind;

(c)                                  resigns his office by notice in writing to the Company;

(d)                                 is removed from office by Ordinary Resolution;

(e)                                  is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)                                   is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

104.                        The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit.  Questions arising at any meeting shall be decided by a majority of votes.  In case of an equality of votes the chairman shall have a second or casting vote.  A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

105.                        A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

106.                        The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one.  A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

107.                        A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors.  A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company

18

or firm shall be deemed a sufficient declaration of interest in regard to any contract so made.  A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

108.                        A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.  A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

109.                        Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

110.                        The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)                                 all appointments of Officers made by the Directors;

(b)                                 the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)                                  all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

111.                        When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

112.                        A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee

19

of Directors, as the case may be.  When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

113.                        The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

114.                        The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

115.                        Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings.  If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

116.                        A committee appointed by the Directors may meet and adjourn as it thinks proper.  Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

117.                        All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

118.                        Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

119.                        Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

120.                        The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the

20

determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

121.                        Any dividend may be paid in any manner as the Directors may determine.  If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.  Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

122.                        The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

123.                        Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

124.                        If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

125.                        No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

126.                        The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

127.                        The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

128.                        The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

129.                        The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the accounting principles will be determined by the Directors.  The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

21

130.                        The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

131.                        Subject to the Companies Law and these Articles, the Directors may:

(a)                                 resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)                                 appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of  Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)                                     paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)                                  paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)                                  make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)                                 authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)            the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)           the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

22

(e)                                  generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

132.                        The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

133.                        There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

NOTICES

134.                        Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

135.                        Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

136.                        Any notice or other document, if served by:

(a)                                 post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)                                 facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)                                  recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)                                 electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

23

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

137.                        Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

138.                        Notice of every general meeting of the Company shall be given to:

(a)                                 all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)                                 every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

139.                        Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

140.                        No Indemnified Person shall be liable:

(a)                                 for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)                                 for any loss on account of defect of title to any property of the Company; or

24

(c)                                  on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)                                 for any loss incurred through any bank, broker or other similar Person; or

(e)                                  for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)                                   for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

NON-RECOGNITION OF TRUSTS

141.                        Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

142.                        If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

143.                        If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

144.                        Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

25

CLOSING OF REGISTER OR FIXING RECORD DATE

145.                        For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days.  If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

146.                        In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

147.                        If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

148.                        The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

149.                        The Company may merge or consolidate in accordance with the Companies Law.

150.                        To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

26

DISCLOSURE

151.                        The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

27

Exhibit C

Certificate of Designation

CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS,

PREFERENCES AND RIGHTS OF SERIES Y CONVERTIBLE

PREFERRED STOCK

OF

EBIX, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Ebix, Inc., a Delaware corporation (hereinafter called the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (hereinafter called the “Board of Directors”), pursuant to authority granted to the Board of Directors under Article IV of the Corporation’s Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly called and held on June 11, 2019, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.10 per share, which is designated as “Series Y Convertible Preferred Stock,” with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

RESOLVED:  that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock, par value $0.10 per share, of the Corporation be, and hereby is authorized by the Board, (ii) the Board of Directors hereby authorizes the issuance of 350,000 shares of Series Y Convertible Preferred Stock pursuant to the terms of the Merger Agreement, dated July 16, 2019, by and among the Corporation, EbixCash Travels Inc. and Yatra Online, Inc. and (iii) the Board hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

A.                                    Refer to Article IV of the Certificate of Incorporation of the Corporation, as amended.

B.                                    Series Y Preferred Stock. 350,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series Y Convertible Preferred Stock” (the “Series Y Preferred Stock”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.                                      Dividends.

1.1                               The holders of Series Y Convertible Preferred Stock will not be entitled to receive any dividends that the Corporation may declare, pay or set aside.

1.2                               In the event the Corporation shall declare a distribution (other than any distribution described in Section 2) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (other than cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series Y Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series Y Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series Y Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

2.                                      Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series Y Preferred Stock, Common Stock and any other class or series of capital stock of the Corporation that is convertible into Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designations immediately prior to such liquidation, dissolution or winding up of the Corporation.

3.                                      Voting.

3.1                               On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Y Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Y Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Without duplication or limitation of the prior sentence, holders of shares of Series Y Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the holders of shares of the Common Stock and shall be entitled to advance notice of each stockholders’ meeting and such other advance notice as is required to be provided to stockholders of the Company, pursuant to and in accordance with the notice requirements set forth in the Certificate of Incorporation and Amended and Restated Bylaws of the Corporation.  Except as provided by law, holders of Series Y Preferred Stock shall not vote as a separate class and instead shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

3.2                               Series Y Preferred Stock Protective Provisions.  At any time when shares of Series Y Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other consent or vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series Y Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class (the “Requisite Holders”), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.2.1                     amend, alter or repeal any provision of the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series Y Preferred Stock;

3.2.2                     issue or obligate itself to issue any shares of Series Y Preferred Stock other than pursuant to the terms of this Certificate of Designations and/or the Merger Agreement, dated July 16, 2019, by and among the Corporation, EbixCash Travels Inc. and Yatra Online, Inc., as each may be amended and/or restated from time to time; or

3.2.3                     increase or decrease the authorized number of shares of Series Y Preferred Stock.

4.                                      Optional Conversion.

The holders of the Series Y Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1                               Right to Convert.

4.1.1                     Conversion Ratio.  Each share of Series Y Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into 20 fully paid and non-assessable shares of Common Stock (the “Series Y Conversion Ratio”). Such initial Series Y Conversion Ratio shall be subject to adjustment as provided below.

4.1.2                     Termination of Conversion Rights.  In the event of a notice of redemption of any shares of Series Y Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series Y Preferred Stock.

4.2                               Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series Y Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of a share of Common Stock on The Nasdaq Stock Market on such date.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series Y Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3                               Mechanics of Conversion.

4.3.1                     Notice of Conversion.  In order for a holder of Series Y Preferred Stock to voluntarily convert shares of Series Y Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series Y Preferred Stock that such holder elects to convert all or any number of such holder’s shares of Series Y Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series Y Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Y Preferred Stock.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued.  If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in customary form, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such Conversion Time.  The Corporation shall promptly after the Conversion Time (i) issue and deliver to such holder of Series Y Preferred Stock, or to his, her or its nominees, evidence of book entry shares for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series Y Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.3.2                     Reservation of Shares.  The Corporation shall at all times when the Series Y Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series Y Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Y Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Y Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designations.

4.3.3                     Effect of Conversion.  All shares of Series Y Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2. Any shares of Series Y Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Y Preferred Stock accordingly.

4.3.4                     Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Y Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Y Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4                               Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the date on which the first share of Series Y Preferred Stock was issued (the “Series Y Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Series Y Conversion Ratio in effect immediately before that subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series Y Original Issue Date combine the outstanding shares of Common Stock, the Series Y Conversion Ratio in effect immediately before the combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this Subsection 4.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5                               Adjustment for Certain Distributions.  In the event the Corporation at any time or from time to time after the Series Y Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series Y Conversion Ratio in effect immediately before such event shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series Y Conversion Ratio then in effect by a fraction:

(1)                                 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such distribution, and

(2)                                 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such distribution is not fully made on the date fixed therefor, the Series Y Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Y

Conversion Ratio shall be adjusted pursuant to this Subsection 4.5 as of the time of actual payment of such distributions; and (b) that no such adjustment shall be made if the holders of Series Y Preferred Stock simultaneously receive a distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series Y Preferred Stock had been converted into Common Stock on the date of such event.

4.6                               Adjustments for Other Distributions.  In the event the Corporation at any time or from time to time after the Series Y Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to distribution, then and in each such event the holders of Series Y Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series Y Preferred Stock had been converted into Common Stock on the date of such event.

4.7                               Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series Y Conversion Ratio pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Y Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series Y Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based, including a statement setting forth (i) the number of shares of Common Stock outstanding or deemed to be outstanding, and (ii) the applicable Conversion Ratio in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof.  The Corporation shall, upon written request at any time of any holder of Series Y Preferred Stock, promptly (but in any event not later than ten (10) days after such request), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series Y Conversion Ratio then in effect (including an explanation of how such ratio was calculated), and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series Y Preferred Stock.

5.                                      Mandatory Conversion.

5.1                               Trigger Events.  Upon the occurrence of a merger or consolidation in which (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (the time of such closing is referred to herein as the “Mandatory

Conversion Time”), then (A) all outstanding shares of Series Y Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Series Y Conversion Ratio as calculated pursuant to Subsection 4.1.1 and (B) such shares may not be reissued by the Corporation.

5.2                               Procedural Requirements.  All holders of record of shares of Series Y Preferred Stock shall receive no less than ten (10) days’ advance written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series Y Preferred Stock pursuant to this Section 5.  Upon receipt of such notice, each holder of shares of Series Y Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Series Y Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2.  As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series Y Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.  Such converted Series Y Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Y Preferred Stock accordingly.

6.                                      Redemption.

6.1                               General.  Unless prohibited by applicable law governing distributions to stockholders, shares of Series Y Preferred Stock shall be redeemed by the Corporation at the option of an individual holder of shares of Series Y Preferred Stock at a price equal to (i) the Series Y Original Issue Price per share, multiplied by (ii) 0.90 (the “Redemption Price”). Holders of shares of Series Y Preferred stock may exercise the redemption rights under this Subsection 6.1 by sending written notice requesting redemption of shares of Series Y Preferred Stock to the Corporation (a “Redemption Request”) during the period beginning on the date that is 25 months from the date Series Y Preferred Stock is first issued and ending on the date that is 26 months from the date that Series Y Preferred Stock is first issued. Payment of the Redemption Price shall be made not more than sixty (60) days after receipt by the Corporation of a Redemption Request. Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by applicable law governing distributions to stockholders. The date of each such payment of the Redemption Price provided in a Redemption Notice (as defined below) shall be referred to as a “Redemption Date.”  On each Redemption Date, the Corporation shall redeem that number of outstanding shares of Series Y Preferred Stock of such holder of shares of Series Y Preferred Stock as indicated in the Redemption Request.  If on any Redemption Date applicable law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series Y Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. The “Series Y Original Issue Price” shall mean $1,180.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Y Preferred Stock. For the avoidance of doubt, the Series Y Original Issue Price was computed by multiplying $59.00 by 20, which represents the number of shares of Common Stock into which each share of Series Y Preferred Stock may be converted.

6.2                               Redemption Notice.  The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Series Y Preferred Stock that sends a Redemption Request in accordance with Subsection 6.1 prior to each Redemption Date.  Each Redemption Notice shall state:

(a)               the number of shares of Series Y Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)               the Redemption Date and the Redemption Price; and

(c)                for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series Y Preferred Stock to be redeemed.

6.3                               Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Series Y Preferred Stock to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series Y Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series Y Preferred Stock shall promptly be issued to such holder.

6.4                               Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series Y Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series Y Preferred Stock so called for redemption shall not have been surrendered  and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

7.                                      Redeemed or Otherwise Acquired Shares.  Any shares of Series Y Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series Y Preferred Stock following redemption.

8.                                      Transfer. A holder of shares of Series Y Preferred Stock may transfer such shares of Series Y Preferred Stock in whole, or in part, together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series Y Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 8.

9.                                      Series Y Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holders of the Series Y Preferred Stock in accordance with Section 10), a register for the Series Y Preferred Stock, in which the Corporation shall record (i) the name, address, electronic mail address and facsimile number of each holder in whose name the shares of Series Y Preferred Stock have been issued and (ii) the name, address, electronic mail address and facsimile number of each transferee of any shares of Series Y Preferred Stock. The Corporation may treat the person in whose name any share of Series Y Preferred Stock is registered on the register as the owner and holder thereof for all purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series Y Preferred Stock or his, her or its legal representatives.

10.                               Notices.  Any notice required or permitted by the provisions of this Certificate of Designations to be given to a holder of shares of Series Y Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

11.                               Severability.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

IN WITNESS WHEREOF, Ebix, Inc. has caused this Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series Y Convertible Preferred Stock to be duly executed by its Chief Executive Officer this      day of          , 2019.

EBIX, INC.

By:
Name:	Robin Raina
Title:	Chairman of the Board, President and Chief Executive Officer